UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Bank of America Corporation

(Name of Registrant as Specified in its Charter)

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March 19, 2007

Dear Stockholder:

I am pleased to invite you to the Bank of America Corporation 2007 Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m., local time, on April 25, 2007, in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina. If you are unable to attend, you will be able to listen to the meeting and view our slide presentation over the Internet at http://investor.bankofamerica.com.

Enclosed are a notice of matters to be voted on at the meeting, our proxy statement, a proxy card and our 2006 Annual Report.

Whether or not you plan to attend, please grant a proxy to vote your shares in one of three ways: via Internet, telephone or mail. Instructions regarding Internet and telephone voting are included on the proxy card (or, if applicable, in your electronic delivery notice). If you choose to vote by mail, please mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. Your proxy may be revoked at any time before it is exercised as explained in the proxy statement.

If you plan to attend, please bring the admission ticket attached to your proxy card and photo identification. Also, if your shares are held in the name of a broker or other nominee, please bring with you a proxy or letter from the broker or nominee confirming your ownership as of the record date.

Sincerely yours,

Kenneth D. Lewis

Chairman, Chief Executive Officer and President

BANK OF AMERICA CORPORATION

Bank of America Corporate Center

Charlotte, North Carolina 28255

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Date:	April 25, 2007
Time:	10:00 a.m., local time
Place:	Belk Theater of the North Carolina Blumenthal Performing Arts Center 130 North Tryon Street, Charlotte, North Carolina 28202

Webcast of the Annual Meeting: You may listen to a live audiocast of the meeting on our website at http://investor.bankofamerica.com at 10:00 a.m., local time, on April 25, 2007.

Items of Business:

•	Elect 17 directors;

•	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007;

•	Consider a stockholder proposal regarding stock options;

•	Consider a stockholder proposal regarding the number of directors; and

•	Consider a stockholder proposal regarding an independent board chairman.

Record Date: You can vote if you were a stockholder of record on March 2, 2007. In accordance with Delaware law, for 10 days prior to the Annual Meeting, a list of those registered stockholders entitled to vote at the Annual Meeting will be available for inspection in the office of the Corporate Secretary, Bank of America Corporation, Bank of America Corporate Center, Charlotte, North Carolina. Such list also will be available at the Annual Meeting.

Proxy Voting: Your vote is important. Please vote your shares as soon as possible via either the Internet, telephone or mail.

By order of the Board of Directors:

William J. Mostyn III

Deputy General Counsel

and Corporate Secretary

March 19, 2007

BANK OF AMERICA CORPORATION

Bank of America Corporate Center

Charlotte, North Carolina 28255

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Bank of America Corporation for the 2007 Annual Meeting of Stockholders (the “Annual Meeting”). In this proxy statement, we refer to the Board of Directors as the “Board” and to Bank of America Corporation as “we”, “us”, “Bank of America” or the “Corporation.” This proxy statement is being mailed starting on or about March 19, 2007.

GENERAL INFORMATION

Record Date. Only holders of record at the close of business on March 2, 2007 will be entitled to vote at the Annual Meeting. Holders of the Corporation’s Common Stock (the “Common Stock”) and 7% Cumulative Redeemable Preferred Stock, Series B (the “Series B Stock”), vote together without regard to class.

As of the record date of March 2, 2007, there were 4,459,009,892 shares of Common Stock, and 7,739 shares of Series B Stock entitled to vote at the Annual Meeting. Each share of Common Stock and Series B Stock is entitled to one vote.

Voting Your Proxy. Whether or not you plan to attend the Annual Meeting, you may grant a proxy to vote your shares via Internet, telephone or mail as more fully described below:

•	By Internet: Go to www.investorvote.com/bac and follow the instructions. You will need your proxy card or electronic delivery notice to cast your vote.

•	By Telephone: Call 1.800.652.8683 and follow the voice prompts. You will need your proxy card or electronic delivery notice to cast your vote.

•	By Mail: Mark your vote, sign your name exactly as it appears on your proxy card, date your card and return it in the envelope provided.

If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as follows:

“FOR:”

•	The election to the Board of the 17 nominees named in this proxy statement; and

•	The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2007;

and “AGAINST:”

•	The stockholder proposal regarding stock options;

•	The stockholder proposal regarding the number of directors; and

•	The stockholder proposal regarding an independent board chairman.

If other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment. Such persons also have discretionary authority to vote to adjourn the Annual Meeting, including for the purpose of soliciting proxies to vote in accordance with the Board’s recommendations on any of the above items.

Revoking Your Proxy. You may revoke your proxy at any time before it is exercised by:

•	written notice of revocation to the Corporate Secretary;

•	a properly executed proxy of a later date; or

•	voting in person at the Annual Meeting.

Cost of Proxy Solicitation. We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail or electronic delivery, we also may use some of our regular associates, who will not be specially compensated, to solicit proxies, either personally or by telephone, facsimile or written or electronic mail. In addition, we have agreed to pay Georgeson Inc. $17,000 plus expenses to assist us in soliciting proxies from banks, brokers and nominees. We also will reimburse banks, brokers and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners.

Votes Required to Hold the Annual Meeting. In order to hold the Annual Meeting, a majority of the aggregate voting power of the Common Stock and Series B Stock must be present in person or represented by proxy at the Annual Meeting. For purposes of determining the presence or absence of a quorum, we intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders thereof have abstained. Furthermore, shares represented by proxies returned by a broker holding such shares in nominee or “street” name will be counted as present for purposes of determining whether a quorum exists, even if such shares are not voted on matters where discretionary voting by the broker is not allowed (“broker non-votes”).

Majority Vote Standard for Election of Directors. In October 2006, the Board amended our Bylaws to provide that a nominee for director in an uncontested election shall be elected to the Board if the votes represented by the aggregate of all of the shares of Common Stock and Series B Stock cast for such nominee’s election exceed the votes cast against his or her election. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the votes cast at the meeting. This Bylaw may be amended or repealed only with the approval of our stockholders.

If a nominee who is currently serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, under our Corporate Governance Guidelines, any director who fails to be elected must offer to resign from the Board. The director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Board will publicly disclose its decision regarding the resignation within 90 days after results of the election are certified. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is elected and qualified. If a nominee who is not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee will not become a director and will not serve on the Board as a “holdover director.”

In future director elections, the Board will nominate for re-election only candidates who have tendered irrevocable resignations that will be effective upon: i) the failure to receive the required vote at the next annual meeting at which they are nominated for re-election; and ii) Board acceptance of such resignation. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of irrevocable resignation.

Votes Required to Adopt Other Proposals. Approval of each of the other proposals requires the affirmative vote of a majority of the votes represented by the aggregate of all of the shares of Common Stock and Series B Stock cast with respect to each such matter. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on any such proposal.

Voting by Associates. If you participate in The Bank of America 401(k) Plan or The Bank of America 401(k) Plan for Legacy Fleet and MBNA and your account has investments in shares of Common Stock, you must provide voting instructions to the plan trustees (either via the proxy card or by Internet or telephone) in order for your shares to be voted as you instruct. If no voting instructions are received, your shares will not be voted. Your voting instructions will be held in strict confidence.

Householding. Unless we have received contrary instructions, we send a single copy of the annual report, proxy statement and notice of annual or special meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps reduce our expenses.

If you would like to receive your own set of our annual disclosure documents this year or in future years, follow the instructions described below.

If your shares are registered in your own name, please contact our transfer agent and inform them of your request to revoke householding by calling them at 1.800.642.9855 or writing to them at Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078. Within 30 days of your revocation, we will send individual documents.

If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Electronic Delivery. In addition to householding, we can also reduce our expenses if you elect to receive your annual reports and proxy materials via the Internet. If you request, you can receive email notifications when these documents are available electronically on the Internet. If you have an account maintained in your name at Computershare Investor Services, you may sign up for this service at www.computershare.com/bac.

Questions. If you hold your shares directly, please call Computershare Trust Company at 1.800.642.9855. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker directly.

CORPORATE GOVERNANCE

Commitment to Corporate Governance Best Practices

Bank of America’s business and affairs are managed by or under the direction of the Board. In its oversight of Bank of America, the Board sets the tone for the highest ethical standards and performance of our management, associates and company as a whole. The Board strongly believes that good corporate governance practices lead to successful business performance. Our corporate governance practices are designed to align the interests of the Board and management with those of our stockholders and to promote honesty and integrity throughout Bank of America. Over the past several years, we have enhanced our corporate governance practices in many important ways, and we continually seek out best practices to promote a high level of performance from the Board and management. The Board has adopted Corporate Governance Guidelines that embody long-standing practices of Bank of America as well as current corporate governance best practices. Highlights of our corporate governance practices are described below.

Corporate Governance Principles, Committee Charters and Code of Ethics

More information about corporate governance may be found on our website at http://investor.bankofamerica.com under the heading Corporate Governance. Information available at this website includes: (i) our Corporate Governance Guidelines; (ii) our Code of Ethics; (iii) the charters of each of the committees of the Board; and (iv) our Director Independence Categorical Standards. This information is also available in print free of charge upon written request addressed to: Bank of America Corporation, Attention: Shareholder Relations, 101 South Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255.

The Board of Directors

The basic responsibility of the Board is to oversee the businesses and affairs of Bank of America. Key responsibilities of the Board and its committees include:

•	Monitoring the performance of the Chief Executive Officer;

•	Appropriately compensating the Chief Executive Officer and other executives;

•	Creating a succession plan for the position of Chief Executive Officer;

•	Approving our annual and strategic business plans; and

•	Establishing a high ethical tone for Bank of America.

Board Evaluation and Education

Each year, the Board and each of its committees evaluate their effectiveness. The Board views self-evaluation as an ongoing process designed to achieve high levels of Board and committee performance.

All new directors participate in our orientation program in their first year as a director. This orientation includes presentations by senior management to familiarize new directors with our strategic plans, significant financial, accounting and risk management issues, compliance programs, conflict policies, Code of Ethics and other policies. The Board also encourages directors to participate in continuing education programs and reimburses directors for the expenses of such participation.

Director Independence

The Board is composed at all times of at least a majority of directors who are independent. As described below, the Board has determined that 13 of the Board’s 17 director nominees, or approximately 76%, are independent directors. The Board has adopted categorical standards to assist it in making the annual affirmative determination of each director’s independence status. These Director Independence Categorical Standards are posted on our website. A director will be considered “independent” if he or she meets the requirements of the categorical standards and the criteria for independence set forth from time to time in the listing standards of the New York Stock Exchange (“NYSE”).

The Board has evaluated the relationships between each current director (and his or her immediate family members and related interests) and Bank of America and its subsidiaries. The Board has affirmatively determined, upon the recommendation of the Corporate Governance Committee, that each of the following directors is independent under the Director Independence Categorical Standards and the NYSE listing standards: William Barnet, III, John T. Collins, Gary L. Countryman, Tommy R. Franks, Paul Fulton, W. Steven Jones, Monica C. Lozano, Walter E. Massey, Thomas J. May, Patricia E. Mitchell, Thomas M. Ryan, O. Temple Sloan, Jr., Meredith R. Spangler and Jackie M. Ward. The Board has determined that Frank P. Bramble, Sr., Charles K. Gifford, Kenneth D. Lewis and Robert L. Tillman do not meet the independence standards. Mr. Bramble and Mr. Gifford were employed by Bank of America or a predecessor within a three-year period. Mr. Tillman was the Chief Executive Officer and Chairman of the Board of Lowe’s Companies, Inc. (“Lowe’s”) while Mr. Lewis served on Lowe’s Compensation Committee. Mr. Lewis resigned from the Lowe’s board in 2004.

The Board also has evaluated the relationships between Bank of America and its subsidiaries and Charles W. Coker and Edward L. Romero (and their immediate family members and related interests), each of whom retired from the Board in April 2006. In early 2006, the Board affirmatively determined, upon the recommendation of the Corporate Governance Committee, that Mr. Coker and Mr. Romero were independent under the Director Independence Categorical Standards and the NYSE listing standards.

In making its independence determinations, the Board considered that in the ordinary course of business the Corporation and its subsidiaries may provide commercial and investment banking, financial advisory and other services to some of the independent directors and to business organizations and individuals associated with them. The Board also considered that in the ordinary course of business some business organizations with which an independent director is associated may provide products and services to the Corporation and its subsidiaries. The Board has determined that, based on the information available to the Board, none of these relationships was material.

Board Attendance and Annual Meeting Policy

Directors are expected to attend our annual meeting of stockholders, board meetings and meetings of the committees on which they serve. They are also expected to prepare for meetings in advance and to dedicate the time at each meeting as necessary to properly discharge their responsibilities. Informational materials, useful in preparing for meetings, are distributed in advance of each meeting. In 2006, there were eight meetings of the Board, and each of the directors attended at least 75% of the meetings of the Board and committees on which he or she served. In addition, all of the members of the Board, consistent with our policy, attended our 2006 Annual Meeting of Stockholders.

Lead Director

In April 2006, the Board amended our Corporate Governance Guidelines to provide for an independent Lead Director. At that time Mr. Sloan was elected by the independent directors to serve as Lead Director for a one-year term.

The Lead Director chairs meetings of the non-management directors, approves board meeting agendas, has the authority to call meetings of the independent directors and serves as a liaison with the Chairman and Chief Executive Officer. The Lead Director also provides an important communications link between the other independent directors and our stockholders.

Executive Sessions of the Board

Our non-management directors meet in executive session at each Board meeting. Our Lead Director chairs these executive sessions. In addition, if at any time the group of non-management directors includes directors who are not independent under the NYSE listing standards and our Director Independence Categorical Standards, the independent directors will meet alone in executive session at least once a year.

Board Committee Membership and Meetings

During 2006, the Board had five standing committees: Asset Quality, Audit, Compensation, Corporate Governance and Executive. All of the members of the committees are nominated by the Corporate Governance Committee and appointed by the Board.

The table below provides membership information for each of the Board’s committees.

2006/2007 Bank of America Committee Composition

Director Name	Asset Quality Committee	Audit Committee	Compensation Committee	Corporate Governance Committee	Executive Committee
William Barnet, III		X
Frank P. Bramble, Sr.	X
John T. Collins		X
Gary L. Countryman					X
Tommy R. Franks		X
Paul Fulton			X*	X	X
Charles K. Gifford					X
W. Steven Jones	X
Kenneth D. Lewis					X
Monica C. Lozano	X
Walter E. Massey		X
Thomas J. May		X*
Patricia E. Mitchell	X
Thomas M. Ryan			X	X*
O. Temple Sloan, Jr.**			X	X	X*
Meredith R. Spangler			X	X
Robert L. Tillman	X
Jackie M. Ward	X*
*	Chairman
**	Lead Director

In addition, the Board has made, subject to election of the director nominees by the stockholders at the Annual Meeting, the following committee assignments to be effective as of the Annual Meeting:

2007/2008 Bank of America Committee Composition

Director Name	Asset Quality Committee	Audit Committee	Compensation Committee	Corporate Governance Committee	Executive Committee
William Barnet, III		X
Frank P. Bramble, Sr.	X
John T. Collins		X
Gary L. Countryman					X
Tommy R. Franks		X
Charles K. Gifford					X
W. Steven Jones	X
Kenneth D. Lewis					X
Monica C. Lozano	X
Walter E. Massey		X
Thomas J. May		X*
Patricia E. Mitchell			X	X
Thomas M. Ryan			X	X*
O. Temple Sloan, Jr.**			X*	X	X*
Meredith R. Spangler			X	X
Robert L. Tillman	X
Jackie M. Ward	X*
*	Chairman
**	Lead Director

While each committee has its own charter and designated responsibilities, the committees act on behalf of the entire Board and regularly report on their activities to the entire Board. The committee charters are posted on our website and key information about each committee is described below.

Asset Quality Committee. The Asset Quality Committee currently consists of six directors. During 2006, the Committee held six meetings. Duties of the Asset Quality Committee include:

•	Reviewing asset quality trends and performance;

•	Monitoring management’s adherence to prudent and sound credit policies and practices;

•	Reviewing credit concentrations, credit risk inherent in selected products and businesses, country risk and loan loss reserves;

•	Reviewing adequacy of the allowance for loan and lease losses and related written policies and procedures;

•	Reviewing certain market risk reports; and

•	Approving credit risk policies and management disciplines as required by the Basel II accord or other regulatory requirements.

Audit Committee. The Audit Committee currently consists of five directors, all of whom are independent under the NYSE listing standards, the Director Independence Categorical Standards and other Securities and Exchange Commission (“SEC”) rules and regulations applicable to audit committees. The Board has determined that Mr. Barnet and Mr. May qualify as Audit Committee Financial Experts. During 2006, the Audit Committee held thirteen meetings. Duties of the Audit Committee include the following:

•	Reviewing annually the scope of the proposed internal audit, external audit and credit review activities, as well as the actual coverage of those activities;

•	Discussing the contents of our annual and quarterly consolidated financial statements with management, the independent registered public accounting firm and the general auditor;

•	Appointing or terminating, determining the compensation of, and evaluating the quality and independence of, the independent registered public accounting firm;

•	Pre-approving the scope of services provided by and fees paid to the independent registered public accounting firm for audit, audit-related and permitted non-audit-related services;

•	Overseeing the corporate audit function;

•

Reviewing the scope and content of examinations of the Corporation by banking and other regulatory agencies and reporting their conclusions to the Board, including comments as to the suitability of necessary corrective action taken, and to the response made to the regulators; and

•	Reviewing with management and the Corporation’s General Counsel the nature and status of significant legal matters.

Compensation Committee. The Compensation Committee currently consists of four directors, all of whom are independent under the NYSE listing standards and our Director Independence Categorical Standards. During 2006 the Compensation Committee held six meetings. Duties of the Committee include:

•	Overseeing the establishment, maintenance and administration of our compensation programs and employee benefit plans;

•	Reviewing our Chief Executive Officer’s performance, approving and recommending to the Board our Chief Executive Officer’s compensation and approving compensation for our other executive officers; and

•	Making recommendations to the Board on director compensation.

The Committee may create subcommittees with authority to act on the Committee’s behalf. The Committee has delegated to the Stock Plan Award Subcommittee (which consists of the Chairman of the Committee) the Committee’s authority to make awards and determine the terms and conditions of stock options, stock appreciation rights and restricted stock awards (both shares and units) under the Bank of America Corporation 2003 Key Associate Stock Plan (the “Key Associate Stock Plan”) that was most recently approved by stockholders in April 2006. However, this delegation of authority does not extend to awards to our executive officers.

The Committee may delegate to management certain of its duties and responsibilities, including with respect to the adoption, amendment, modification or termination of benefit plans and with respect to the awards of stock options under certain stock plans. Significant delegations made by the Committee include the following:

•	The Management Compensation Committee has the authority to direct the compensation for all our associates and officers except for those persons serving as our executive officers.

•	The Corporate Benefits Committee has overall responsibility for substantially all of our employee benefit plans.

•

The Chief Administrative Officer has the authority to make awards of stock options and stock appreciation rights under the Key Associate Stock Plan to other associates who are not “insiders” or “named executive officers” as defined in the Key Associate Stock Plan, provided the awards are on terms and conditions that have been pre-approved by the Committee or the Stock Plan Award Subcommittee.

The Committee actively engages in its duties and follows procedures intended to ensure excellence in the governance of our pay-for-performance mandate:

•

The Committee regularly meets throughout the year. Generally at each meeting it reviews: (i) year-to-date personnel expense versus plan; (ii) year-to-date financial performance versus plan; (iii) year-to-date and multi-year performance versus competitor group performance; (iv) stock plan usage and effect on dilution relative to our competitor group; (v) executive officer and director stock ownership levels; (vi) each executive officer’s target total compensation for the year; and (vii) other topics as appropriate.

•

At least once a year, the Committee reviews each executive officer’s total compensation package, including base salary, cash and stock incentive awards, accumulated realized and unrealized stock option and restricted stock gains, qualified and nonqualified retirement and deferred compensation benefit accruals and the incremental cost to us of all perquisites. The Committee utilizes, and makes available to the full Board, an executive compensation statement, or “tally sheet,” for each executive officer for this purpose.

•

The Committee members receive materials for meetings in advance and participate in individual pre-meetings with management to review the materials. If resolutions to consider new or amended plans or agreements are included, the Committee members receive when possible advance copies of the actual plan documents or agreements under consideration with appropriate summaries.

•	The Committee retains a compensation consultant, which it meets with regularly without the presence of management.

•	The Committee regularly meets in executive session without the presence of management or the compensation consultant.

•	The Committee reports on its meetings to the full Board. After a performance review, the Board approves the total annual compensation awards for our executive officers.

The form and amount of compensation paid to our non-employee directors is reviewed from time to time by the Committee. Competitive data is provided to the Committee by its compensation consultant using the same competitor groups that are used in making compensation decisions for our executive officers. Any changes to non-employee director compensation are recommended by the Committee to the Board for approval.

Our executive officers are not engaged directly with the Committee in setting the amount or form of executive officer or director compensation. However, as part of the annual performance review for our executive officers other than the Chief Executive Officer, the Committee considers the Chief Executive Officer’s perspective on each executive officer’s individual performance as well as the performance of our various lines of business.

We operate a large company in a dynamic, competitive global environment, and the Committee has responsibility for our global compensation and benefit programs that support this business. To perform its duties, the Committee requires assistance from a compensation consultant who has broad skills and experience, including experience with global compensation and benefits programs, and who has sufficient resources to meet our needs. The Committee has the sole authority and responsibility under its charter to approve the engagement of any such compensation consultant.

In addition to possessing the necessary skill, experience and resources to meet our needs, the consultant must have no relationship with us that would interfere with its ability to provide independent advice. The Committee reviews any relationships between management and the consultant, as well as the amount of work performed for us by the consultant in areas other than executive officer and director compensation. Given that there are a limited number of compensation consultants with the broad skills, experience and resources necessary to support a company of our size and global scope, the Committee believes that its compensation consultant may have other relationships with us, so long as those relationships do not interfere with its ability to provide independent advice. If the compensation consultant provides services to us other than in connection with the evaluation of director, chief executive officer or senior executive compensation and benefits, the Committee will approve the annual amount of aggregate fees permitted for such other services.

Mercer Human Resource Consulting served as the compensation consultant for the Committee for the last several years. In October 2006, the Committee hired Towers Perrin. While the Committee highly valued Mercer’s services, the change in consultants was a result of the Committee’s continuing review of its needs and the exercise of its discretion.

Towers Perrin provides other services to us in the areas of global retirement and healthcare benefits, for which the Committee has oversight responsibility. Towers Perrin also provides a small amount of services to us in other areas. The Committee took these services into account when it retained Towers Perrin to serve as its compensation consultant and concluded that these other relationships with us would not interfere with Towers Perrin’s ability to provide independent advice. The Committee has approved an annual amount of aggregate fees for Towers Perrin for all services, and at least annually the Committee will review the services performed by, and the actual fees paid to, the firm.

Corporate Governance Committee. The Corporate Governance Committee currently consists of four directors, all of whom are independent under the NYSE listing standards and the Director Independence Categorical Standards. During 2006, the Corporate Governance Committee held four meetings. Duties of the Corporate Governance Committee include:

•	Identifying individuals qualified to become Board members, and recommending to the Board, consistent with criteria approved by the Board, director nominees;

•	Recommending our Corporate Governance Guidelines, Code of Ethics, insider trading policy and other corporate governance policies to the Board;

•	Leading the Board and its committees in their annual self-evaluation and the annual review of the Board’s performance;

•	Recommending committee appointments to the Board;

•	Recommending a successor in the event of a vacancy in the office of the Chief Executive Officer, together with the Executive Committee;

•	Overseeing the director education program; and

•	Recommending changes to our charter documents.

Executive Committee. The Executive Committee currently consists of five directors. During 2006, the Executive Committee held three meetings although it has only one regularly scheduled meeting per year. The Executive Committee has the power to act on behalf of the Board between regular Board meetings. The Executive Committee reports its actions to the full Board at the next succeeding meeting.

Identifying and Evaluating Nominees for Director

The Corporate Governance Committee is responsible for evaluating candidates and recommending proposed director nominees to the Board. The Corporate Governance Committee will consider candidates proposed or suggested by Board members, management, third party search firms retained by the Corporate Governance Committee and stockholders. The Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates whether proposed by Board members, management, third party search firms or stockholders.

Our Corporate Governance Guidelines set forth the standards for evaluating candidates as director nominees. The Corporate Governance Committee and the Board consider the overall experience and expertise represented by the Board as well as the qualification of each candidate. Specifically, the standards for evaluating candidates are as follows:

•	At least a majority of the Board must be composed of independent directors;

•	Candidates shall be capable of working in a collegial manner with persons of diverse educational, business and cultural backgrounds;

•	Candidates shall be individuals of the highest character and integrity who possess significant experience or skills that will benefit Bank of America;

•	Candidates shall be free of conflicts of interest that would interfere with their ability to discharge their duties or violate any applicable laws or regulations; and

•

Candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities, and shall have a desire to represent the interests of all stockholders.

In addition, a director who has reached the age of 72 will not be nominated for election to the Board. A director who changes his or her principal occupation shall offer to resign, and the Corporate Governance Committee, along with the Chairman of the Board, will determine whether to accept such resignation. Management directors will resign from the Board when they leave their officer positions.

Any stockholder recommending a candidate to be considered by the Corporate Governance Committee for nomination at an annual meeting of stockholders must submit the proposal in writing by no later than the 75th day nor earlier than the 120th day prior to the first anniversary of the date we began mailing our proxy materials for the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 70 days after its anniversary date, the proposal must be submitted in writing by no later than the 75th day nor earlier than the 120th day prior to such annual meeting or the tenth day following the day on which we first publicly announce the date of such meeting. The proposal must include the following:

•	the name and address of the stockholder;

•

a representation that the stockholder is a holder of Bank of America’s voting stock (including the number and class of shares held) and that the stockholder intends to appear in person or by proxy at the meeting to make the nomination;

•

a description of all arrangements or understandings among the stockholder and the candidate and any other person or persons (naming such person or persons) pursuant to which the recommendation is made by the stockholder;

•

a statement signed by the candidate recommended by the stockholder acknowledging that the candidate will serve if elected by the stockholders and will comply with our Bylaws, Code of Ethics, Corporate Governance Guidelines and any other applicable rule, regulation, policy or standard of conduct applicable to the Board and its members; and

•	a description of the candidate’s background and experience and the reasons why he or she meets the standards for director nominees set forth in our Corporate Governance Guidelines.

In October 2006, our Corporate Governance Guidelines were amended to provide that the Board shall nominate for election or re-election as directors only candidates who agree to tender, following the annual meeting at which they are elected or re-elected as directors, irrevocable resignations that will be effective upon: (i) the failure to receive the required vote at the next annual meeting at which they are nominated for re-election; and (ii) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of irrevocable resignation tendered by other directors in accordance with our Corporate Governance Guidelines.

Communications with the Board of Directors

The Board has established a process for stockholders and other interested parties to communicate with non-management members of the Board or a specific committee. Parties may send a letter to Bank of America Corporation, Attention: Corporate Secretary, 101 South Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255.

Code of Ethics

The Board has adopted a Code of Ethics that applies to all of our directors, officers and associates, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Ethics embodies our commitment to the highest standards of ethical and professional conduct. All directors, officers and associates are required to annually certify that they have read and complied with the Code of Ethics. The Code of Ethics consists of basic standards of business practice as well as professional and personal conduct. We intend to post any amendments to, or waivers of, the Code of Ethics (to the extent applicable to the principal executive officer, principal financial officer or principal accounting officer) on our website.

Charitable Giving and Political Contributions

The Board annually reviews a report on our charitable giving and political contribution programs. Information regarding our policy on political contributions and activities can be found in our “Corporate Political Contributions Policy Statement”, which is posted on our website.

Director Compensation

Mr. Lewis is our sole employee director, and he does not receive any compensation from us for his services as a director. We provide the following elements of compensation for our non-employee directors:

•	Annual cash award in the amount of $80,000

•	Annual restricted stock award in the amount of $160,000

•	Annual retainer in the amount of $30,000 for the Lead Director

•	Annual retainer in the amount of $30,000 for the chairman of the Audit committee

•	Annual retainer in the amount of $20,000 for the chairman of each of the Asset Quality, Compensation and Corporate Governance committees

Effective with the 2006 Annual Meeting, we discontinued paying meeting fees to our non-employee directors.

The annual restricted stock award is provided under the Bank of America Corporation Directors’ Stock Plan (the “Directors’ Stock Plan”) and is subject to a one-year vesting requirement. The number of shares awarded equals the dollar value of the award divided by the closing price of our Common Stock on the grant date, rounded down to the next whole share, with cash payable for any fractional share.

Non-employee directors can elect to defer all or any portion of their compensation through the Bank of America Corporation Director Deferral Plan (the “Director Deferral Plan”). If a director elects to defer any portion of the annual restricted stock award, we credit a “stock account” with a number of whole and fractional “stock units” of equal value, with each stock unit having the same value as our Common Stock. These stock units are subject to the same one-year vesting requirement that applies under the Directors’ Stock Plan. Directors can choose to have their annual cash award, as well as any Lead Director or chairman annual retainer, deferred either into the stock account or a “cash account.” We credit the stock account with dividend equivalents in the form of additional stock units and credit the cash account with interest at a long-term bond rate. Following retirement from the Board, a non-employee director receives the balances of his or her stock account (to the extent vested) and cash account in a single lump sum cash payment or in 5 or 10 annual cash installments per the director’s prior election. Because stock units are not actual shares of our Common Stock, they do not have any voting rights.

The following table presents the compensation we paid, accrued or expensed with respect to our non-employee directors for their services in 2006:

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
William Barnet, III	92,000	305,847	0	397,847
Frank P. Bramble, Sr.	103,406	221,455	0	324,861
Charles W. Coker (retired)	0	374,694	0	374,694
John T. Collins	84,500	160,000	0	244,500
Gary L. Countryman	7,500	395,645	0	403,145
Tommy R. Franks	105,458	213,526	0	318,984
Paul Fulton	109,000	359,101	0	468,101
Charles K. Gifford (3)	81,500	160,000	1,142,148	1,383,648
W. Steven Jones	0	356,393	0	356,393
Monica C. Lozano	80,000	183,486	0	263,486
Walter E. Massey	92,000	557,692	0	649,692
Thomas J. May	0	469,117	0	469,117
Patricia E. Mitchell	84,500	331,058	0	415,558
Edward L. Romero (retired)	4,500	80,389	0	84,889
Thomas M. Ryan	4,500	428,390	0	432,890
O. Temple Sloan, Jr.	119,000	199,125	0	318,125
Meredith R. Spangler	0	942,774	0	942,774
Robert L. Tillman	80,000	237,479	0	317,479
Jackie M. Ward	0	982,528	0	982,528

(1)	The amounts in this column represent the following two items:

•

amounts actually paid in cash during 2006 comprised of: (i) the annual cash award paid in connection with the 2006 Annual Meeting; (ii) Lead Director and chairman retainers paid in 2006; and (iii) meeting fees paid for meetings that occurred during 2006 but before meeting fees were discontinued; and

•	the cash amounts otherwise payable in 2006 described above that were deferred into the director’s cash account under the Director Deferral Plan.

This column does not include any such cash awards that were deferred under the Director Deferral Plan into a director’s stock account. Those amounts are instead reflected in the “Stock Awards” column.

For Mr. Bramble and General Franks, the amount also includes a pro rata cash award paid in 2006 for service on the Board prior to the 2006 Annual Meeting. For Mr. Bramble, this pro rata award reflects his January 1, 2006 appointment date, and for General Franks his January 25, 2006 appointment date.

(2)	The amounts in this column represent the amounts expensed during 2006 for stock awards to non-employee directors, comprised of the following three items:

•	the grant date fair value of awards of restricted stock granted on April 26, 2006, in the amount of $160,000, whether or not such awards were deferred under the Director Deferral Plan;

•

the value of stock units credited to a director’s stock account during 2006 related to a cash award otherwise payable during 2006 that the director elected to defer into the director’s stock account under the Director Deferral Plan; and

•

any other amounts expensed during 2006 for stock units, including for stock units that were first credited under the Director Deferral Plan in prior years. Because stock units are settled in cash following retirement, generally accepted accounting principles require us to expense any change in the value of the stock units for each accounting period. The new SEC disclosure rules require us to include these expense adjustments in the table as current year compensation.

For Mr. Bramble and General Franks, the amount also includes the grant date fair value of a pro rata award made in 2006 for service on the Board prior to the 2006 Annual Meeting. For Mr. Bramble, this pro rata award had a $37,970 grant date fair value and reflects his January 1, 2006 appointment date, and for General Franks a $30,041 grant date fair value and reflects his January 25, 2006 appointment date.

As of December 31, 2006, our non-employee directors held the following number of unexercised stock options and the following number of unvested shares of restricted stock or unvested stock units:

Director	Unexercised Options (#)	Unvested Shares of Restricted Stock or Stock Units (#)
William Barnet, III	0	3,353
Frank P. Bramble, Sr.	0	3,353
Charles W. Coker (retired)	8,000	0
John T. Collins	0	3,353
Gary L. Countryman	7,890	3,353
Tommy R. Franks	0	3,353
Paul Fulton	8,000	3,353
Charles K. Gifford	693,098	3,353
W. Steven Jones	0	3,353
Monica C. Lozano	0	3,353
Walter E. Massey	8,000	3,353
Thomas J. May	7,890	3,353
Patricia E. Mitchell	8,000	3,353
Edward L. Romero (retired)	0	0
Thomas M. Ryan	0	3,353
O. Temple Sloan, Jr.	8,000	3,353
Meredith R. Spangler	8,000	3,353
Robert L. Tillman	0	3,353
Jackie M. Ward	8,000	3,353

(3)	Mr. Gifford entered into a Retirement Agreement with us in connection with his retirement as an associate effective January 31, 2005. The agreement remains in effect for a five-year initial period and is renewable annually thereafter, but ends earlier in the case of Mr. Gifford’s death. Under the agreement, Mr. Gifford provides consulting services as requested by us, including advice to the Bank of America Foundation regarding philanthropic activities in the Northeast and to the Northeast marketing executive regarding our initiatives in that market. Mr. Gifford also acknowledged that his retirement did not constitute a termination for “good reason” under his prior FleetBoston change in control agreement (which agreement was previously disclosed in the joint proxy statement-prospectus relating to the Bank of America and FleetBoston merger and in other public filings of FleetBoston) and gave a general release of claims.

In consideration for his consulting services and other agreements, Mr. Gifford receives: (i) a $50,000 retainer for each of the first five years of the agreement; (ii) use of company-provided aircraft for up to 120 hours per year for each of the first five years of the agreement and up to 100 hours per year for any additional year the agreement remains in effect thereafter; and (iii) office space (for as long as he requests) and secretarial support (for the first five years of the agreement, renewable annually thereafter) that is both reasonable and appropriate in size and scope.

For 2006, the value of these benefits equaled the following: (i) $50,000 in consulting fees; (ii) $723,699 in aircraft usage (which is the amount paid to a third party vendor); (iii) $212,954 in office and administrative support; and (iv) $3,790 in tax preparation services. In addition, we paid Mr. Gifford a tax gross-up in the amount of $151,705 related to his use of company-provided aircraft. We did this because in 2006 we began imputing income for personal use of company-provided aircraft using a third-party “charter” value, rather than the more common IRS-approved Standard Industry Fare Level (SIFL). By changing to the charter value, we made it more expensive for our executive officers to use company-provided aircraft for personal travel. However, this change also made the aircraft usage for Mr. Gifford more expensive, which was not the intent when the Retirement Agreement was originally entered into. The tax gross-up represents the difference in the taxes Mr. Gifford is required to pay using charter values versus what he would have had to pay had we continued using SIFL values.

Upon his retirement as an associate, Mr. Gifford became entitled to receive compensation as a non-employee director as more fully described above.

Stock Ownership Guidelines for Directors. We have formal stock ownership guidelines that apply to our non-employee directors. Under these guidelines, each non-employee director is required to own and hold a minimum of 10,000 shares of our Common Stock. All full value shares beneficially owned are included in the calculation. New non-employee directors have up to five years to achieve compliance. Non-employee directors cannot sell the restricted stock they receive as compensation (except as necessary to pay taxes upon vesting) until termination of their service.

ITEM 1: ELECTION OF DIRECTORS

The Board has nominated each of the following individuals for election at the Annual Meeting. Each director elected will serve until the next annual meeting of stockholders when his or her successor has been elected and qualified, or until the director’s earlier resignation or removal. If any nominee is unable to stand for election for any reason, the persons appointed to vote the proxies may vote at the Annual Meeting for another person proposed by the Board, or the number of directors constituting the Board may be reduced.

If a nominee who is currently serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, under our Corporate Governance Guidelines, any director who fails to be elected must offer to resign from the Board. The director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Board will publicly disclose its decision regarding the resignation within 90 days after results of the election are certified. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is elected and qualified. If a nominee who is not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee will not become a director and will not serve on the Board as a “holdover director.”

The Nominees

Set forth below are each nominee’s name, principal occupation and five year business history.

The Board recommends a vote “FOR” all of the nominees listed below for election as directors (Item 1 on the proxy card).

WILLIAM BARNET, III (64), Chairman, President and Chief Executive Officer, The Barnet Company, Spartanburg, South Carolina, a real estate and other investments firm. He has been in his present position since 2001 and has been President of Barnet Development Corporation, a real estate investment firm, since 1990. He has also served as Chairman of William Barnet & Son, LLC, a synthetic fiber processing company, from 2001 to 2006, and served as Chief Executive Officer from 2000 to 2001. He served as President and Chief Executive Officer of William Barnet & Son, Inc. from 1976 to 2000. He has been the Mayor of Spartanburg, South Carolina since 2002. He has been a director of the Corporation since April 2004 and is a member of the Audit Committee. He also serves as a director of Duke Energy Corporation.

FRANK P. BRAMBLE, SR. (58), Former Executive Officer, MBNA Corporation, Wilmington, Delaware. He served as an advisor to the Executive Committee of MBNA Corporation, a financial services company, from April 2005 to December 2005 when it was acquired by the Corporation. Prior to that time, he had served as Vice Chairman of MBNA from July 2002 to April 2005. He also served as a director of Allfirst Financial, Inc. and Allfirst Bank from April 1994 to May 2002, and from December 1999 to May 2002 as Chairman of the Board. He has been a director of the Corporation since January 2006 and is a member of the Asset Quality Committee.

JOHN T. COLLINS (60), Chief Executive Officer, The Collins Group, Inc., Boston, Massachusetts, a venture capital, private equity investments and management firm. He has been in his present position since 1995. He has been a director of the Corporation since April 2004 and is a member of the Audit Committee.

GARY L. COUNTRYMAN (67), Chairman Emeritus, Liberty Mutual Group, Boston, Massachusetts, a financial services company. He served as Chairman of Liberty Mutual Group from 1986 to 2000. He also served as Chief Executive Officer from 1986 to 1998. He has been a director of the Corporation since April 2004 and is a member of the Executive Committee. He also serves as a director of NSTAR.

TOMMY R. FRANKS (61), Retired General, United States Army, Roosevelt, Oklahoma. General Franks has operated Franks & Associates, LLC, a private consulting firm, since 2003. He served in the United States Army from 1965 to 2003. In August 2003, he retired as a four star general. He has been a director of the Corporation since January 2006 and is a member of the Audit Committee. He also serves as a director of OSI Restaurant Partners, Inc.

CHARLES K. GIFFORD (64), Former Chairman, Bank of America Corporation, Charlotte, North Carolina. He served as Chairman of the Corporation from April 2004 until January 2005. Prior to that time, he had served as Chairman and Chief Executive Officer of FleetBoston since 2002. He also served as President and Chief Executive Officer of FleetBoston from 2001 to 2002 and President and Chief Operating Officer from 1999 to 2001. He has been a director of the Corporation since April 2004 and is a member of the Executive Committee. He also serves as a director of NSTAR and CBS Corporation.

W. STEVEN JONES (55), Dean, Kenan-Flagler Business School University of North Carolina at Chapel Hill, Chapel Hill, North Carolina. He has been in his present position since August 2003. From January 1997 to September 2002, he served as Chief Executive Officer and Managing Director of Suncorp-Metway Ltd., an Australian banking, insurance and funds management company. He has been a director of the Corporation since April 2005 and is a member of the Asset Quality Committee. He also serves as a director of Progress Energy, Inc.

KENNETH D. LEWIS (59), Chairman, Chief Executive Officer and President, Bank of America Corporation, Charlotte, North Carolina. He has served as Chief Executive Officer since April 2001, President since July 2004 and Chairman since February 2005. He previously served as Chairman from April 2001 to April 2004 and President from January 1999 to April 2004. He also served as Chief Operating Officer from October 1999 to April 2001. He also serves as Chairman, Chief Executive Officer, President and a director of Bank of America, N.A. He has been a director of the Corporation since 1999 and is a member of the Executive Committee.

MONICA C. LOZANO (50), Publisher and Chief Executive Officer of La Opinion, Los Angeles, California, the largest Spanish-language newspaper in the United States. She has been in her present position since January 2004. In addition, she has served as Senior Vice President of ImpreMedia, LLC, the parent of La Opinion, since January 2004. From 2000 to 2004, Ms. Lozano served as President and Chief Operating Officer of Lozano Enterprises. She has been a director of the Corporation since April 2006 and is a member of the Asset Quality Committee. She also serves as a director of The Walt Disney Company.

WALTER E. MASSEY (68), President, Morehouse College, Atlanta, Georgia. He has been in his present position since 1995. He has been a director of the Corporation since 1998 and is a member of the Audit Committee. He also serves as a director of BP p.l.c. and McDonald’s Corporation.

THOMAS J. MAY (59), Chairman, President and Chief Executive Officer, NSTAR, Boston, Massachusetts, an energy utility company. He has served as President of NSTAR and its subsidiaries since 2002 and as Chairman and Chief Executive Officer since 1999. He has been a director of the Corporation since April 2004 and is chair of the Audit Committee.

PATRICIA E. MITCHELL (64), President and Chief Executive Officer, The Museum of Television and Radio, New York, New York. She has served in her present position since March 2006. Prior to that time, she had served as President and Chief Executive Officer of Public Broadcasting Service from March 2000 to March 2006. She also had served as President of CNN Productions and Time Inc. Television, a division of Time Warner, Inc. She has been a director of the Corporation since 2001 and is a member of the Asset Quality Committee.

THOMAS M. RYAN (54), Chairman, President and Chief Executive Officer, CVS Corporation, Woonsocket, Rhode Island, an operator of retail pharmacies. He has served as President and Chief Executive Officer since May 1998 and as Chairman since April 1999. He has been a director of the Corporation since April 2004 and is chair of the Corporate Governance Committee and a member of the Compensation Committee. He also serves as a director of Yum! Brands, Inc.

O. TEMPLE SLOAN, JR. (68), Chairman, General Parts International, Inc., Raleigh, North Carolina, a distributor of automotive replacement parts. He has been a director of the Corporation since 1996. He is the Corporation’s Lead Director and is chair of the Executive Committee and a member of the Compensation and Corporate Governance Committees. He also serves as Chairman of the Board of Highwoods Properties, Inc. and as a director of Golden Corral and Lowe’s Companies, Inc.

MEREDITH R. SPANGLER (69), Trustee and Board Member, Charlotte, North Carolina. She is a director of C. D. Spangler Construction Company and Chairman of the Board of the C. D. Spangler Foundation. She has served on the Wellesley College Board of Trustees since 1989. She has been a director of the Corporation since 1988 and is a member of the Corporate Governance and Compensation Committees.

ROBERT L. TILLMAN (63), Former Chairman and CEO Emeritus, Lowe’s Companies, Inc., Mooresville, North Carolina, a home improvement retailer. He served as Chairman and Chief Executive Officer of Lowe’s Companies, Inc. from January 1998 until January 2005. He has been a director of the Corporation since April 2005 and is a member of the Asset Quality Committee.

JACKIE M. WARD (68), Retired Chairman/CEO, Computer Generation, Inc., Atlanta, Georgia, a telecommunications software company. She has been in her present position since December 2000. She served as Chairman of Computer Generation Incorporated, from May 2000 to December 2000 and as President and Chief Executive Officer from October 1968 to May 2000. She has been a director of the Corporation since 1994 and is chair of the Asset Quality Committee. She also serves as a director of Equifax, Inc., Flowers Industries, Inc., Sanmina-SCI Corporation, SYSCO Corporation and Wellpoint, Inc.

Stock Ownership

As of December 31, 2006, we had two classes of voting securities: the Common Stock and the Series B Stock. As of that date, we did not know of any person who beneficially owned 5% or more of the Common Stock or the Series B Stock. In addition, as of that date, no director, nominee or executive officer owned any shares of the Series B Stock.

The following table sets forth information as of December 31, 2006 with respect to the beneficial ownership of Common Stock by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table; and (iii) all directors, nominees and executive officers as a group.

Name	Amount and Nature of Beneficial Ownership (1)(2)(3)(4)(5)
William Barnet, III (6)	127,005
Frank P. Bramble, Sr.	90,141
Amy Woods Brinkley (7)	1,912,430
John T. Collins (8)	164,883
Gary L. Countryman (9)	60,076
Alvaro G. de Molina (10)	654,575
Barbara J. Desoer (11)	1,480,509
Tommy R. Franks	14,440
Paul Fulton (12)	86,964
Charles K. Gifford (13)	1,529,469
W. Steven Jones	10,224
Kenneth D. Lewis (14)	3,882,616
Monica C. Lozano	3,461
Walter E. Massey (15)	41,785
Thomas J. May (16)	54,838
Liam E. McGee (17)	840,697
Patricia E. Mitchell	24,055
Brian T. Moynihan (18)	739,725
Thomas M. Ryan (19)	44,777
O. Temple Sloan, Jr. (20)	190,525
Meredith R. Spangler (21)	32,067,114
R. Eugene Taylor (22)	1,889,031
Robert L. Tillman	26,844
Jackie M. Ward	79,053
All directors, nominees and executive officers as a group (24 persons) (23)	46,015,237

(1)	Each director, nominee and executive officer beneficially owned less than 1% of the shares of Common Stock outstanding. All directors, nominees and executive officers as a group beneficially owned approximately 1.03% of the shares of Common Stock outstanding.

(2)	All shares of Common Stock indicated in the table are subject to the sole voting and investment power of the directors, nominees and executive officers, except as otherwise set forth in the footnotes below.

(3)	Includes the following number of units of Common Stock equivalents credited to the following non-employee directors under the Director Deferral Plan as of December 31, 2006: Mr. Barnet, 10,608 units; Mr. Bramble, 3,461 units; Mr. Countryman, 14,399 units; Mr. Franks, 3,461 units: Mr. Fulton, 15,225 units; Mr. Jones, 10,224 units; Mrs. Lozano, 3,461 units; Dr. Massey, 32,076 units; Mr. May, 16,650 units; Ms. Mitchell, 14,745 units; Mr. Ryan, 15,582 units; Mr. Sloan, 2,991 units; Mrs. Spangler, 55,490 units; Mr. Tillman, 6,844 units; Ms. Ward, 57,212 units; and all directors as a group, 262,429 units. These units, which are held in individual accounts in each director’s name, will be paid in cash upon the director’s retirement to the extent vested based on the fair market value of the Common Stock at that time. See “Corporate Governance—Director Compensation.”

(4)

Includes restricted stock units awarded under the Key Associate Stock Plan (or its predecessor, the Bank of America Corporation Key Employee Stock Plan), as of December 31, 2006, to the following named executive officers: Ms. Brinkley, 220,438 units; Mr. de Molina, 139,913 units; Ms. Desoer, 209,215 units; Mr. Lewis,

1,379,122 units; Mr. McGee, 144,776 units; Mr. Moynihan, 125,486 units; and Mr. Taylor, 226,146 units. Also includes restricted stock units awarded under a predecessor FleetBoston stock plan to Mr. Moynihan of 26,326 units. As of December 31, 2006, all executive officers as a group held 2,471,422 restricted stock units. Each restricted stock unit has a value equal to the fair market value of a share of Common Stock and receives dividend equivalents but does not have any voting rights. These units will be paid in shares of Common Stock at vesting or, in certain circumstances, after termination of employment.

(5)	Includes, for each of the following directors, 8,000 shares of Common Stock which such individuals could acquire within 60 days after December 31, 2006 through the exercise of stock options: Mr. Fulton, Dr. Massey, Ms. Mitchell, Mr. Sloan, Mrs. Spangler and Ms. Ward.

(6)	Includes 61,359 stock units held under the FleetBoston Directors Deferred Compensation and Stock Unit Plan (the “FleetBoston Director Stock Unit Plan”) and a total of 13,245 shares of Common Stock owned by certain family members, Barnet Revocable Trust, the Mary G. Barnet Revocable Trust and Barnet Development Corporation.

(7)	Includes 1,620,000 shares of Common Stock which Ms. Brinkley could acquire within 60 days after December 31, 2006 through the exercise of stock options and 60,225 shares over which Mrs. Brinkley shares voting and investment power with her spouse.

(8)	Includes 26,687 stock units held under the FleetBoston Director Stock Unit Plan.

(9)	Includes 10,967 stock units held under the FleetBoston Director Stock Unit Plan, 14,572 stock units held under the BankBoston Director Retirement Benefits Exchange Program (the “BKB Exchange Program”), 423 stock units held under the BankBoston Director Stock Award Plan (the “BKB Director Stock Award Plan”), 7,890 shares that Mr. Countryman could acquire within 60 days after December 31, 2006 under the BankBoston Director Stock Option Plan for Non-Employee Directors (the “BKB Director Stock Option Plan”) and 236 shares of Common Stock owned by his spouse.

(10)	Includes 360,000 shares of Common Stock which Mr. de Molina could acquire within 60 days after December 31, 2006 through the exercise of stock options.

(11)	Includes 1,187,200 shares of Common Stock which Ms. Desoer could acquire within 60 days after December 31, 2006 through the exercise of stock options.

(12)	Includes 1,176 shares of Common Stock owned by Mr. Fulton’s spouse over which he disclaims beneficial ownership.

(13)	Includes 693,098 shares that Mr. Gifford could acquire within 60 days after December 31, 2006 under FleetBoston’s long-term incentive plans, 1,090 shares held as a custodian for two of his children, 44,880 shares held by his spouse, and a total of 103,795 shares held by a trust under which Mr. Gifford and members of his family are beneficiaries. At December 31, 2006, 100,000 of these shares of Common Stock had been pledged as collateral.

(14)	Includes 1,000,000 shares of Common Stock which Mr. Lewis could acquire within 60 days after December 31, 2006 through the exercise of stock options.

(15)	Includes 490 shares of Common Stock over which Dr. Massey shares voting and investment power with his spouse.

(16)	Includes 19,235 stock units held under the FleetBoston Director Stock Unit Plan, 2,670 stock units held under the BKB Exchange Program, 4,691 stock units held under the BKB Director Stock Award Plan, an interest in 1,406 shares under a deferred compensation plan of Mr. May’s current employer, 7,890 shares that Mr. May could acquire within 60 days after December 31, 2006 under the BKB Director Stock Option Plan and 450 shares of Common Stock jointly held with his spouse.

(17)	Includes 654,000 shares of Common Stock which Mr. McGee could acquire within 60 days after December 31, 2006 through the exercise of stock options and 35,287 shares over which Mr. McGee shares voting and investment power with his spouse.

(18)	Includes 327,628 shares of Common Stock which Mr. Moynihan could acquire within 60 days after December 31, 2006 through the exercise of stock options.

(19)	Includes 24,130 stock units held under the FleetBoston Director Stock Unit Plan and 804 shares owned by Mr. Ryan’s spouse.

(20)	Includes 1,000 shares owned by Mr. Sloan’s spouse.

(21)	Includes 32,003,624 shares of Common Stock owned by Mrs. Spangler’s spouse, certain other family members for whom Mrs. Spangler’s spouse acts in a fiduciary capacity, and C. D. Spangler Construction Company, Golden Eagle Industries, Inc., C. D. Spangler Foundation, Delcap, Inc. and Delcor, Inc., all of which are parties related to Mrs. Spangler’s spouse, over which Mrs. Spangler shares voting and investment power. At December 31, 2006, an unspecified number of these shares of Common Stock had been pledged as collateral.

(22)	Includes 1,480,000 shares of Common Stock which Mr. Taylor could acquire within 60 days after December 31, 2006 through the exercise of stock options.

(23)	Includes 7,385,706 shares of Common Stock which such persons could acquire within 60 days after December 31, 2006 through the exercise of stock options. Of these 46,015,235 shares of Common Stock, such persons had sole voting and investment power over 13,914,159 shares of Common Stock and shared voting or investment power or both over 32,101,076 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and some of our officers to file reports with the SEC indicating their holdings of, and transactions in, our equity securities. Based solely on a review of the copies of such reports we received, and written representations from reporting persons, we believe that, during 2006, our reporting persons complied with all Section 16(a) filing requirements, except that Mr. Barnet filed late reports on Forms 4 to report his position as a trustee on certain trusts and to report the sale of 1,600 shares of Common Stock from one of those trusts.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by the Compensation Committee of the Board:

Paul Fulton, Chairman

Thomas M. Ryan

O. Temple Sloan, Jr.

Meredith R. Spangler

Compensation Discussion and Analysis

Overview. We operate a large, global business in a very competitive environment. To best meet the challenges of running a business of our size and scope, we have designed our executive compensation program, under the direction of the Compensation Committee of the Board, to attract and retain the highest quality executive officers and directly link pay to our performance. This pay-for-performance mandate results in a compensation program that:

•	provides pay that varies depending on performance;

•	aligns our executive officers’ interests with those of our stockholders; and

•	can be easily understood by our stockholders.

The key elements of compensation for our executive officers are annual cash incentive awards, restricted stock awards (which can be granted as shares or units) and stock option awards. These awards make up most of the total annual compensation opportunity and are based on an annual performance review. Base salary, retirement benefit accruals and perquisites or other fringe benefits make up only a minor portion of the total annual compensation opportunity. Our executive officers are not covered by employment, severance or change in control agreements.

The annual performance review for determining cash incentive, restricted stock and stock option awards follows a principled, structured framework for analysis. This analysis focuses on financial performance measures that the Committee believes collectively best indicate successful management of our business. The analysis takes into ac -

count both performance against internal business goals and relative performance against our competitors over one-year and multi-year periods.

We provide most of the total annual compensation opportunity in stock, because stock ownership is the simplest, most direct way to align our executive officers’ interests with those of our stockholders. The vesting and other design features of these awards, together with our stock ownership guidelines, encourage long-term stock ownership by our executive officers to further motivate them to create long-term stockholder value.

Excellence in Governance. Our executive compensation program relies on the Committee’s judgment in evaluating performance using a principled, structured framework for analysis. The Committee actively engages in its duties and follows procedures intended to ensure excellence in the governance of our pay-for-performance mandate. For example, the Committee annually reviews each executive officer’s total compensation package, including base salary, cash and stock incentive awards, accumulated realized and unrealized stock option and restricted stock gains, qualified and nonqualified retirement and deferred compensation benefit accruals and the incremental cost to us of all perquisites. The Committee utilizes, and makes available to the full Board, an executive compensation statement, or “tally sheet,” for each executive officer for this purpose. For more details on our commitment to excellence in governance, see “Compensation Committee” on page 7 above.

Examples of Commitment to Pay-for-Performance. We believe that our actions in recent years demonstrate our commitment to our pay-for-performance mandate:

•

We do not have any employment, severance or change in control agreements with any of our executive officers. In recent years, both Mr. Lewis and Mr. Moynihan have voluntarily cancelled employment agreements that would have provided potential severance benefits.

•

We encourage long-term stock ownership by our executive officers, with award features such as no vesting on restricted stock and stock option awards until the third anniversary of the grant and an additional three-year hold requirement on net proceeds from stock option exercises.

•	Our executive officers are subject to formal stock ownership guidelines. They all currently comply with these requirements.

•

We began expensing stock options in 2003, before we were required to do so by generally accepted accounting principles. We were also a leader in the shift from stock options to restricted stock as part of a balanced approach to stock compensation.

•	Our Key Associate Stock Plan prohibits discounted stock options, reload stock options or stock option re-pricing.

•

We have an annual stock option award process that provides for a pre-established, regular grant date in accordance with written policies and procedures. If stock options are awarded other than as part of the annual award process, those awards also have a pre-established regular grant date in accordance with written policies and procedures.

•

During 2002, we adopted a policy regarding executive severance agreements which states that we will not enter into employment or severance agreements with our named executive officers that provide severance benefits exceeding two times base salary and bonus, unless the agreement has been approved by our stockholders.

•

Executive officers do not accrue any additional benefits under any supplemental executive retirement plans. In addition, employer contributions under all qualified and nonqualified retirement plans are limited to the first $250,000 in annual compensation. Accordingly, the Committee’s decisions to award annual performance-based cash incentive compensation, restricted stock awards and stock option awards do not create any additional retirement benefit accruals.

•

Beginning in 2006, we made it more expensive for executive officers who use corporate aircraft for personal travel by requiring income to be imputed to them for such travel using a third-party “charter value,” rather than the more common Internal Revenue Service “Standard Industry Fare Level” (or SIFL). This practice also benefits our stockholders by helping us avoid lost tax deductions for the related aircraft operating expenses.

Measuring Performance. We rigorously evaluate our performance each year against a set of financial metrics that provide a complete picture of the results we achieved. We evaluate our results relative to the expectations we set in our annual business plans and compared to the performance of our key competitors over one-year and multi-year periods. The central element of this analysis is a review of the following five measures of stockholder satisfaction, which the Committee believes collectively best indicate successful management of our business:

Performance Measure	Reason for the Measure

Revenue	Our financial success begins with our ability to grow revenue.

Net Income	Revenue growth is not sufficient, however, unless it leads to growth in our net income.

Operating Earnings Per Share	We look to this measure to make sure that our net income growth is being achieved over time in a manner that is accretive for our stockholders.

Shareholder Value Added	This performance measure places specific focus on whether the investments we make in our businesses generate returns in excess of the costs of capital associated with those investments.

Total Stockholder Return	We use this measure, which takes into account both stock price performance and dividends, as the ultimate means to compare our performance for our stockholders relative to our competitors.

The Committee applies the following core principles in its annual performance analysis:

•

The Committee reviews the extent to which our internal business goals for revenue, net income, operating earnings per share and shareholder value added have been achieved, taking into account the quality of our earnings. We establish these goals at a level which we believe, if achieved, will result in our delivering value to our stockholders and out-performing our competitors.

•

The Committee reviews our performance relative to that of our primary competitor group in the areas of revenue growth, net income growth, operating earnings per share growth and shareholder value added growth, as well as total stockholder return.

•

The Committee also reviews performance over a one-year, three-year and five-year period, and for our Chief Executive Officer, over his full tenure. We intend this multi-year approach to focus our executive officers on consistent performance over time, and not just short-term returns.

In order to achieve target or above target compensation awards, the Committee must determine that:

•	internal business goals for the performance measures were attained; and

•	we outperformed our primary competitor group over time.

We believe this structured, principled framework for analysis requires strong performance to achieve target or above target compensation awards.

As part of its analysis, the Committee looks to how the financial goals were achieved, taking into account the quality of our earnings. The Committee also considers objective data on the successful implementation of strategic initiatives that position us for future growth while also delivering positive total stockholder returns.

For those executive officers who lead a line of business, the Committee considers how that line of business has performed against its internal business goals. In addition, as part of the annual performance review for our executive officers other than the Chief Executive Officer, the Committee considers the Chief Executive Officer’s perspective on each executive officer’s individual performance as well as on the performance of our various lines of business.

Competitor Groups. The Committee uses the five other largest United States bank holding companies as the primary competitor group to test relative performance. These banks are: Citigroup, JP Morgan Chase, US Bancorp, Wachovia and Wells Fargo.

•

We use these banks as our primary competitor group because we are in direct competition with them for customers, associates and investors. Also, these banks follow similar economic cycles to our own, making relative performance measurements more meaningful.

The Committee also reviews executive compensation and performance information for a leading group of global companies headquartered in the United States spanning all industries, including the financial industry. The selected companies each have net income exceeding $7.0 billion and market capitalization approximating or exceeding $100 billion. For 2006, these companies were: AIG, Altria, Chevron, Citigroup, ExxonMobil, General Electric, IBM, Intel, Johnson & Johnson, JPMorgan Chase, Pfizer, Procter & Gamble, Verizon, Wal-Mart and Wells Fargo.

•

We review information about these companies to get a general perspective on compensation practices and performance for companies of similar size and global scope. However, they are not given the same emphasis as our primary competitor group because many of these companies do not compete broadly with us for associates or customers and their economic cycles vary widely.

Levels and Mix of Compensation. Each year the Committee determines a target total compensation package for each executive officer, made up of base salary plus the following three elements of performance-based compensation:

•	cash incentive compensation;

•	restricted stock awards; and

•	stock option awards.

In establishing the target total compensation package for each year, the Committee considers the compensation practices at the primary competitor group and advice from the independent executive compensation consultant. The Committee also considers whether the target total compensation opportunities are internally consistent with each executive officer’s relative scope of responsibility and accountability for our overall performance. The following further describes all elements of the compensation package:

Base Salary. The Committee establishes the relative base salary levels for our executive officers to reflect each executive officer’s scope of responsibility and accountability within the company and to be part of a competitive total compensation package in light of compensation practices at the primary competitor group.

Annual Cash Incentive, Restricted Stock and Option Awards. The Committee determines the actual cash incentive, restricted stock and stock option awards for each executive officer following the end of the year based on the Committee’s assessment of his or her performance.

As discussed above, we believe our program requires strong performance in order to achieve target compensation awards. The Committee expects target total compensation to approximate the median to 75th percentile of the primary competitor group for achieving this level of performance. Base salary makes up less than 10% of this total compensation package for our executive officers. As a result, our executive compensation program links almost all of our executive officers’ actual compensation each year to our performance as determined by the Committee.

Retirement Benefits. Executive officers participate in our various qualified and nonqualified employee benefit plans designed to provide retirement income. Our qualified and nonqualified pension plans provide a retirement income base, and our qualified and nonqualified 401(k) plans permit additional retirement savings. To encourage retirement savings under the qualified and nonqualified 401(k) plans, we provide an employer matching contribution.

Since 2005, eligible compensation for benefit accruals under the qualified and nonqualified pension plans and for employer matching contributions under the qualified and nonqualified 401(k) plans has been limited to the first $250,000 in annual cash compensation. As a result, the Committee’s decisions to grant annual performance-based cash incentive, restricted stock and stock option awards do not create any additional retirement benefit accruals under these plans.

None of our executive officers currently accrue any additional benefits under any supplemental executive retirement plans (SERPs). We believe that our executive officers should be able to provide for their retirement needs from the total annual compensation they earn based on our performance. Consistent with our pay-for-performance mandate, we froze benefits effective December 31, 2002 under the Bank of America Corporation and Designated Subsidiaries Supplemental Executive Retirement Plan (the “Bank of America SERP”) in which Messrs. Lewis, de Molina and Taylor, Ms. Brinkley and Ms. Desoer participate. Accordingly, no additional benefits accrue under the Bank of America SERP for compensation or service for periods beginning after December 31, 2002. In addition, at the request of Mr. Moynihan, his participation in the FleetBoston Financial Corporation Supplemental Executive Retirement Plan (the “Fleet SERP”) was frozen effective December 31, 2005, and he therefore accrues no further benefits under that plan for compensation or periods of service after that date.

For more information about these plans, see “Pension Benefits” and “Nonqualified Deferred Compensation” below.

Perquisites and Other Fringe Benefits. Our executive officers receive health and welfare benefits, such as group medical, group life and long-term disability coverage, under plans generally available to all other United States-based salaried associates. Consistent with our pay-for-performance mandate, we provide very few executive fringe benefits. Because we have internal expertise on tax and financial planning matters, we make those services available at no cost to our executive officers for their personal tax and financial planning needs. We also provide our executive officers with secured parking and home security systems. Our executive officers have access to our corporate aircraft on a limited basis for personal travel pursuant to company guidelines. Beginning in 2006, it became more expensive for executive officers to use our aircraft for personal travel. They now have income imputed to them for such travel using a third-party “charter value,” rather than the Internal Revenue Service “Standard Industry Fare Level” (or SIFL) used by many public companies.

Emphasis on Long-Term Stock Ownership. The Committee believes that stock ownership by our executive officers is the clearest, most direct way to align their interests with those of our stockholders. As a result, each executive officer’s target total annual compensation package includes a balanced combination of restricted stock and stock option awards.

We determine the relative mix of cash versus restricted stock and stock option awards in the total annual compensation opportunity based on the relative role and responsibility of the individual. The more opportunity the individual has to contribute to our success and thereby impact our stock price, the larger percentage that restricted stock and stock option awards will make up the target total annual compensation package. For our executive officers, we currently provide a majority of the total annual compensation opportunity in restricted stock and stock option awards.

The Committee believes in a balanced approach to stock compensation, providing for a mix of restricted stock and stock option awards. In recent years, the Committee has placed somewhat greater emphasis on restricted stock awards over stock options as a means to increase long-term stock ownership by our executive officers. We have designed our restricted stock and stock option awards to encourage long-term stock ownership through the following features:

•

Restricted stock and stock option awards vest 100% on the third anniversary of the grant date. If the executive officer resigns having met the “Rule of 60,” the executive officer may continue to become vested in the award in accordance with the original vesting schedule, but only if the executive officer does not engage in services with certain competitive businesses during the vesting period. Rule of 60 is met when an associate has at least 10 years of vesting service under our pension plan in which he or she participates and his or her age and years of service add up to at least 60. Currently, each of the executive officers meets the Rule of 60.

•

Stock options have an exercise price not less than the closing price of our Common Stock on the date of grant. Any gains realized by an executive officer upon exercise of the stock option (net of taxes and transaction costs) must be held in the form of shares of our Common Stock for an additional three-year period following exercise or until termination of employment, if earlier.

In addition, we have formal stock ownership guidelines for our executive officers. Under these guidelines, our Chief Executive Officer must hold at least 500,000 shares of our Common Stock and our other executive officers at least 150,000 shares. We disregard unexercised stock options (whether vested or unvested) for this purpose. As of December 31, 2006, all of our executive officers met these guidelines.

Example: How the Executive Compensation Program was applied in 2006 for the Chief Executive Officer. Early in 2006, the Committee established a total target compensation package for Mr. Lewis for 2006 as follows:

Component	Target Amount
Base salary	$1.5MM
Cash incentive	$6.25MM
Restricted stock	$10.25MM
Stock options	400,000 shares

In establishing this total target compensation package, the Committee reviewed the total compensation packages provided to the Chief Executive Officers of our primary competitor group and took into account our relative size and the scope of our business.

In early 2007, the Committee reviewed our performance following our structured, principled framework for analysis.

Step 1: The Committee reviewed performance against internal business goals for 2006 and determined that we had exceeded all key operating goals. Our actual results versus our 2006 internal business goals were as follows:

Performance Measure	2006 Plan[1]	2006 Actual[1]
Revenue	$72.48B	$74.25B
Net Income	$20.66B	$21.64B
Operating Earnings Per Share (EPS) Range (diluted)	$4.20 to $4.42/share	$4.70/share
Shareholder Value Added	$8.05B	$9.12B

[1]	Before merger and restructuring charges.

Step 2: The Committee reviewed our performance relative to the primary competitor group over one-year, three-year (2004-2006) and five-year (2002-2006) timeframes, as well as over the full tenure of our Chief Executive Officer (2001-2006). The Committee concluded that we had achieved strong performance relative to the competitor group in the current year and over the longer term. In particular, the Committee noted:

•	Over one year, we ranked first or second on most key measures; our total stockholder return (TSR) ranked third, but was high at 21%.

•	Over three years, we ranked second or third on most key measures; our TSR ranked first (15% annualized rate of return).

•	Over five years, we ranked third or fourth on most key measures; our TSR ranked third (16% annualized rate of return).

•	Over the full tenure of our Chief Executive Officer, we ranked first on all key measures except Operating EPS (second); our TSR ranked first (20% annualized rate of return).

Step 3: The Committee considered the quality of our earnings and our continued strategic initiatives to position us for future growth while delivering positive total stockholder returns. In particular, the Committee noted the successful integrations of FleetBoston and MBNA, the investment in China Construction Bank and the announced acquisition of U.S. Trust.

Based on this analysis, the Committee determined to award Mr. Lewis total compensation for 2006 slightly above his 2006 target level, with a majority of the award in the form of restricted stock and stock option awards. The final awards were as follows:

Component	Target	Actual
Base salary	$1.5MM	$1.5MM
Cash incentive	$6.25MM	$6.5MM
Restricted stock	$10.25MM	$11.0MM
Stock options	400,000 shares	400,000 shares

Timing of Equity Grants. We make annual awards of restricted stock and stock options to executive officers and other eligible key associates on a regular award date each year shortly after the end of the applicable performance year. This is the same date that we pay cash incentive awards for the performance year, and is scheduled to give us sufficient time to complete all performance reviews and obtain all necessary approvals. For the past few years, the annual award date has been February 15, or the immediately preceding business day if February 15 is not a business day.

We occasionally make awards of restricted stock or stock options other than on the regular annual award date, usually in connection with hiring a new key associate or awards under annual performance plans that follow a different timing cycle. We make these awards on the first day of the calendar month following approval, which for newly hired associates is on or after their actual hire date.

Formal approval for awards is obtained prior to the grant dates. We do not coordinate the timing of our awards with the release of material non-public information. The exercise price for the stock options equals the closing price of our Common Stock for the grant date.

Impact of SEC and Accounting Rules on Compensation Disclosure. Under accounting rules, we are required to expense the full grant date fair value of restricted stock and stock option awards for all of our executive officers in the year of grant because each executive officer meets the Rule of 60 as described above. This means that, for example, restricted stock and stock option awards made to our executive officers in February 2007 for 2006 performance will be expensed in full in 2007.

However, the new SEC disclosure rules require that we include in the Summary Compensation Table as 2006 compensation the value of restricted stock and stock option awards expensed in 2006. The awards expensed in 2006 for our executive officers represent the value of prior year awards, including the awards granted in February 2006 that relate to 2005 performance. As a result, while the “Non-Equity Incentive Compensation” column in the Summary Compensation Table will present the annual cash incentive award for performance in the year indicated, the restricted stock and stock option awards presented in the table will not be for performance in the year indicated.

In order to provide our stockholders with a complete picture of the direct link between our executive compensation program and our performance, we are furnishing two versions of the Summary Compensation Table:

•

The following Alternative Summary Compensation Table was prepared using the grant date fair value of restricted stock and stock option awards granted in February 2007 for 2006 performance. We believe this presentation better illustrates our pay-for-performance program.

•

Immediately after the Compensation Discussion and Analysis appears the Summary Compensation Table prepared in accordance with the new SEC rules, which reflects the value of restricted stock and stock option awards expensed in 2006. The awards expensed in 2006 for our executive officers represent the value of prior year awards, including the awards granted in February 2006 that relate to 2005 performance.

Alternative Summary Compensation Table

Compensation for 2006 Performance

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kenneth D. Lewis Chairman, President and Chief Executive Officer	2006	1,500,000	11,065,798	3,376,000	6,500,000	2,987,799	219,969	25,649,566

Alvaro G. de Molina Chief Financial Officer	2006	700,000	4,013,871	1,688,000	3,310,000	191,220	153,202	10,056,293

R. Eugene Taylor Vice Chairman and President, Global Corporate and Investment Banking	2006	800,000	4,954,469	2,110,000	3,675,000	698,230	31,424	12,269,123

Amy Woods Brinkley Global Risk Executive	2006	800,000	4,275,421	1,688,000	3,450,000	482,679	128,223	10,824,323

Barbara J. Desoer Global Technology, Service and Fulfillment Executive	2006	800,000	4,652,694	1,688,000	3,575,000	432,363	31,606	11,179,663

Liam E. McGee President, Global Consumer and Small Business Banking	2006	800,000	5,558,074	2,110,000	3,875,000	122,507	45,511	12,511,092

Brian T. Moynihan President, Global Wealth and Investment Management	2006	700,000	3,873,054	1,688,000	3,050,000	186,103	73,882	9,571,039

(1)	The grant date fair value of the restricted stock awards is based on the closing price of the Common Stock on the grant date, February 15, 2007.
(2)	A lattice option pricing model was used to estimate the grant date fair value of the stock option awards assuming: (i) an expected volatility range of 16% - 27%; (ii) an expected dividend yield of 4.40%; (iii) a risk-free interest rate range of 4.72% - 5.16%; and (iv) an exercise price equal to the closing price of the Common Stock on the February 15, 2007 grant date of $53.85. Additionally, an expected option term of 6.5 years, representing the period of time that the stock options are expected to be outstanding, is derived from the model.

Section 162(m). Compensation decisions for our executive officers are made with full consideration of the Internal Revenue Code Section 162(m) implications. Section 162(m) limits the deductibility of compensation paid to certain executive officers in excess of $1.0 million, but excludes “performance-based compensation” from this limit.

Cash incentive compensation and restricted stock awards are provided under the stockholder-approved Executive Incentive Compensation Plan (EIC Plan). Under the EIC Plan’s compensation formula, participating executive officers may receive maximum deductible incentive compensation for a year up to 0.20% of our net income for that year. Under the EIC Plan, the Committee can determine to make all or any portion of the annual incentive award in the form of a restricted stock award under our Key Associate Stock Plan.

In addition, compensation realized by our executive officers through the exercise of stock options should be fully deductible to us as “performance-based compensation” under Section 162(m).

Conclusion. We believe our executive compensation program results in total compensation awards that are reasonable and appropriate in amount, are directly correlated to our performance, align our executive officers’ interests with those of our stockholders and are easy for our stockholders to understand.

Executive Compensation

Summary Compensation Table. The following table shows compensation paid, accrued or expensed with respect to our executive officers during the year indicated.

Name and Principal Position (1)	Year	Salary ($) (2)	Stock Awards ($) (3) (4)	Option Awards ($) (3)	Non Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Kenneth D. Lewis	2006	1,500,000	11,698,865	4,966,715	6,500,000	2,987,799	219,969	27,873,348
Chairman, President and Chief Executive Officer
Alvaro G. de Molina	2006	700,000	4,176,078	2,104,373	3,310,000	191,220	153,202	10,634,873
Chief Financial Officer
R. Eugene Taylor	2006	800,000	3,882,727	2,153,060	3,675,000	698,230	31,424	11,240,441
Vice Chairman and President, Global Corporate and Investment Banking
Amy Woods Brinkley	2006	800,000	3,378,560	2,153,060	3,450,000	482,679	128,223	10,392,522
Global Risk Executive
Barbara J. Desoer	2006	800,000	3,444,102	2,153,060	3,575,000	432,363	31,606	10,436,131
Global Technology, Service and Fulfillment Executive
Liam E. McGee	2006	800,000	3,656,670	2,034,274	3,875,000	122,507	45,511	10,533,962
President, Global Consumer and Small Business Banking
Brian T. Moynihan	2006	700,000	5,209,419	1,663,583	3,050,000	186,103	73,882	10,882,987
President, Global Wealth and Investment Management

(1)	The listed positions are those held as of December 31, 2006. Mr. de Molina resigned as our Chief Financial Officer effective December 31, 2006.

(2)	Includes any amounts deferred under our qualified and nonqualified 401(k) plans.

(3)	The new SEC disclosure rules require that we include in the Summary Compensation Table as 2006 compensation the value of restricted stock and stock option awards expensed in 2006, not the awards granted in early 2007 for 2006 performance. The awards expensed in 2006 for our executive officers represent the value of prior year awards, including the awards granted in February 2006 that relate to 2005 performance.

To better provide our stockholders with a complete picture of the direct link between our executive compensation program and our performance, we illustrate in the Compensation Discussion and Analysis how the Summary Compensation Table would have appeared had it been prepared using the grant date fair value of restricted stock and stock option awards granted in February 2007 for 2006 performance, rather than amounts expensed in 2006.

The grant date fair value of restricted stock awards expensed in 2006 was based on the closing price of the Common Stock on the applicable grant date. The grant date fair value of stock option awards expensed in 2006 was determined based on the assumptions in the following chart:

	Assumptions (1)
Grant Dates	Expected Volatility (%)	Expected Dividend Yield (%)	Risk-Free Interest Rate (%)	Exercise Price ($)	Expected Term
2/3/2003	26.57	4.40	3.82	35.02	7
2/2/2004	22.12	4.56	3.36	40.78	5
2/1/2005	20.53	4.60	3.94	46.68	6
2/15/2006	17-27	4.50	4.59 - 4.70	44.36	6.5

[1]

Prior to January 1, 2006, we estimated the grant date fair value of stock options using the Black-Scholes option-pricing model. On January 1, 2006, we changed to a lattice option-pricing model for this purpose. Lattice option-pricing models incorporate ranges of assumptions for inputs and those ranges are disclosed in the table. The risk-free rate for periods within the contractual life of the stock option is based on the U.S. Treasury yield curve in effect at the time of grant. Expected volatilities are based on implied volatilities from traded stock options on our Common Stock, historical volatility of our Common Stock, and other factors. We use historical data to estimate stock option exercise and employee termination within the model. The expected term of stock options granted is derived from the output of the model and represents the period of time that stock options granted are expected to be outstanding. The estimates of fair value from these models are theoretical values for stock options and changes in the assumptions used in the models could result in materially different fair value estimates. The actual value of the stock options will depend on the market value of our Common Stock when the stock options are exercised.

(4)	Grants of restricted stock include the right to receive cash dividends. The value of future cash dividends is included in the grant date fair value of the awards shown in the table. The following lists the amounts of cash dividends received by the named executive officers during 2006 on unvested restricted stock:

Name	Dividends on Unvested Restricted Stock ($)
Kenneth D. Lewis	1,651,739
Alvaro G. de Molina	401,335
R. Eugene Taylor	479,430
Amy Woods Brinkley	467,329
Barbara J. Desoer	443,536
Liam E. McGee	318,293
Brian T. Moynihan	321,841

(5)	The following table shows the change in pension value and the amount of any above-market earnings on nonqualified deferred compensation for the named executive officers:

Name	Change in Pension Value ($)	Above-Market Earnings on Nonqualified Deferred Compensation ($)
Kenneth D. Lewis	2,987,799	0
Alvaro G. de Molina	191,220	0
R. Eugene Taylor	698,230	0
Amy Woods Brinkley	482,679	0
Barbara J. Desoer	432,363	0
Liam E. McGee	122,507	0
Brian T. Moynihan	165,408	20,695

The “Change in Pension Value” equals the change in the actuarial present value of all pension benefits from December 31, 2005 to December 31, 2006. For this purpose, in accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See “Pension Benefits” below.

Consistent with our pay-for-performance mandate, the named executive officers are not accruing significant additional pension benefits. This is because pension benefits accrue only on the first $250,000 of compensation.

The amounts listed above under “Change in Pension Value” result primarily because the named executive officers, other than Mr. McGee, all have frozen annuity benefits under prior supplemental executive retirement plans.

•

Messrs. Lewis, de Molina and Taylor, Ms. Brinkley and Ms. Desoer participate in the Bank of America SERP, and Mr. Moynihan participates in the Fleet SERP. Consistent with our pay-for-performance mandate, the Bank of America SERP was frozen effective December 31, 2002, and Mr. Moynihan agreed to a freeze of his participation in the Fleet SERP effective December 31, 2005. As a result, no further benefits accrue under either the Bank of America SERP or the Fleet SERP for any named executive officer.

Although no additional benefits accrue under these plans for any compensation or service after the plan freeze date, the actuarial present value of these frozen future annuity benefits increases each year primarily because the executive officer is one year closer to retirement age. This increase in actuarial present value due to the passage of time is required to be included in the “Change in Pension Value” under SEC rules.

The above-market earnings on nonqualified deferred compensation results from Mr. Moynihan’s participation in a legacy FleetBoston deferred compensation plan that includes a 12% annual interest crediting rate for certain prior year deferrals. See “Nonqualified Deferred Compensation” below.

(6)	The following table lists all amounts included in the “All Other Compensation” column for each named executive officer:

Name	Year	Tax Preparation & Financial Planning ($)	Use of Corporate Aircraft ($)	Matching Contributions ($)	Value of Split Dollar Coverage ($)	Home Security and Secured Parking ($)	Total ($)
Kenneth D. Lewis	2006	15,972	110,899	8,500	58,872	25,726	219,969
Alvaro G. de Molina	2006	15,972	120,470	12,500	0	4,260	153,202
R. Eugene Taylor	2006	15,972	0	12,500	0	2,952	31,424
Amy Woods Brinkley	2006	15,972	17,140	12,500	0	82,611	128,223
Barbara J. Desoer	2006	15,972	0	12,500	0	3,134	31,606
Liam E. McGee	2006	15,972	11,798	12,500	0	5,241	45,511
Brian T. Moynihan	2006	15,972	45,410	12,500	0	0	73,882

Certain of the amounts in this table are based on the incremental cost to us in providing the benefits, explained in more detail as follows:

Benefit	Determination of Incremental Cost
Tax Preparation & Financial Planning	Determined using a method that takes into account our actual direct expenses (such as rent, compensation and benefits, and travel) paid with respect to our associates who provide tax preparation and financial planning services to our executive officers and other eligible officers.
Use of Corporate Aircraft for Personal Use	Determined using a method that takes into account: landing fees, parking and flight planning expenses; crew travel expenses; supplies and catering; aircraft fuel and oil expenses; maintenance, parts and external labor (inspections and repairs); engine insurance expenses; foreign permits and customs expenses; positioning flight costs; and passenger ground transportation. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as crew salaries and the acquisition costs of Corporation-owned or leased aircraft.
Home Security	Determined based upon amounts paid by us to third parties for installation, servicing and monitoring of home security and related systems.
Secured Parking	Determined based upon the monthly rental that we charge to third parties for parking in the same Corporation-owned parking structure.

The value of split dollar coverage represents the economic value of premiums that have been paid by us for certain life insurance coverage for Mr. Lewis and his spouse, which premiums will be recovered by us in the future when the insurance policy matures. We have not paid any premiums for such coverage since 2001.

Grants of Plan-Based Awards. The following table shows additional information regarding: (i) the target level of annual cash incentive awards for our executive officers for performance during 2006, as established by the Compensation Committee in January 2006; and (ii) restricted stock and stock option awards granted in February 2006 that were awarded for performance during 2005, as required by the new SEC disclosure rules. The actual amount of the annual cash incentive award received by each executive officer for performance during 2006 is shown in the Summary Compensation Table. The Compensation Discussion and Analysis includes information about restricted stock and stock option awards granted in February 2007 for performance during 2006.

Name	Grant Date	Stock & Option Award Approval Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards Target ($) (1)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)
Kenneth D. Lewis	1/25/2006		6,250,000
	2/15/2006	1/25/2006		263,697			11,697,546
	2/15/2006	1/25/2006			425,000	44.36	2,932,487
Alvaro G. de Molina	1/25/2006		3,310,000
	2/15/2006	1/25/2006		78,427			3,479,006
	2/15/2006	1/25/2006			180,000	44.36	1,241,995
R. Eugene Taylor	1/25/2006		3,700,000
	2/15/2006	1/25/2006		87,520			3,882,370
	2/15/2006	1/25/2006			180,000	44.36	1,241,995
Amy Woods Brinkley	1/25/2006		3,245,000
	2/15/2006	1/25/2006		76,154			3,378,177
	2/15/2006	1/25/2006			180,000	44.36	1,241,995
Barbara J. Desoer	1/25/2006		3,245,000
	2/15/2006	1/25/2006		77,632			3,443,741
	2/15/2006	1/25/2006			180,000	44.36	1,241,995
Liam E. McGee	1/25/2006		3,700,000
	2/15/2006	1/25/2006		77,632			3,443,741
	2/15/2006	1/25/2006			180,000	44.36	1,241,995
Brian T. Moynihan	1/25/2006		3,310,000
	2/15/2006	1/25/2006		79,905			3,544,612
	2/15/2006	1/25/2006			180,000	44.36	1,242,009

(1)	The Compensation Committee delivers the aggregate amount of the annual cash incentive award and the annual restricted stock award under the terms of the stockholder-approved EIC Plan. Under this plan, our stockholders have authorized an award of up to 0.20% of our net income each year for each executive officer. This award may be delivered in any combination of cash or restricted stock as the Committee determines. This stockholder-approved formula acts as a maximum amount of compensation that can be delivered to our executive officers as annual cash incentives and restricted stock awards. Under the plan, though, the Committee can determine to award any amount below the maximum, which is what in fact happens under the structured, principled pay-for-performance analysis conducted by the Committee each year as described in the Compensation Discussion and Analysis.

(2)	The following describes the material terms of the restricted stock awards granted to our executive officers in February 2006 for their performance in 2005:

•	These awards become vested and payable on the third anniversary of the grant date, and are payable, net of applicable taxes, in shares of our Common Stock.

•	Cash dividends are payable prior to vesting at the same time and in the same amount as if the awards were issued and outstanding shares of our Common Stock.

•	The following chart shows the impact on vesting in case of termination of employment before the vesting date:

Reason for Termination	Impact on Vesting

Death, disability or involuntary termination without cause	Full vesting

Involuntary termination for cause	Forfeiture

Voluntary termination having met Rule of 60	Award continues to vest per original schedule, provided the executive officer: (i) does not go to work for a named competitor; and (ii) certifies in writing at least annually that he or she has not gone to work for a named competitor

(3)	The following describes the material terms of stock option awards granted to our executive officers in February 2006 for their performance in 2005:

•	These awards become vested and exercisable on the third anniversary of the grant date. They have a ten year term and an exercise price equal to the closing price of our Common Stock on the grant date.

•

When the option is exercised, the executive must hold for an additional three years the net shares received after covering the exercise price, taxes and any transaction costs. This hold period ends upon termination of employment.

•	The following chart shows the impact on vesting and exercise period in case of termination of employment:

Reason for Termination	Impact on Vesting and Exercisability

Death or disability, having met Rule of 60	Full vesting Options remain exercisable for full option term

Involuntary termination due to workforce reduction or divestiture

Full vesting

Options remain exercisable for one year (not to exceed original expiration date), or for full option term if, during the original vesting period, the executive officer: (i) does not go to work for a named competitor; and (ii) certifies in writing at least annually that he or she has not gone to work for a named competitor

Involuntary termination for cause	Forfeiture Vested options cease to be exercisable

Voluntary termination or involuntary termination without cause (other than workforce reduction or divestiture), having met Rule of 60

Award continues to vest per original schedule, provided the executive officer: (i) does not go to work for a named competitor; and (ii) certifies in writing at least annually that he or she has not gone to work for a named competitor.

Vested options remain exercisable for 90 days (not to exceed original expiration date), or for full option term if, during the original vesting period, the executive officer: (i) does not go to work for a named competitor; and (ii) certifies in writing at least annually that he or she has not gone to work for a named competitor

(4)	The applicable assumptions for determining the grant date fair value of restricted stock and option awards are described in footnote 3 to the Summary Compensation Table.

Equity Exercised or Vested and Year-End Equity Values. The following tables show information regarding the value of options exercised and restricted stock vested during 2006 and certain information about unexercised options and unvested restricted stock at December 31, 2006.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Kenneth D. Lewis	4,080,000	77,042,272	329,248	14,539,592
Alvaro G. de Molina	105,000	2,291,835	39,204	1,731,249
R. Eugene Taylor	242,000	3,261,009	94,598	4,177,448
Amy Woods Brinkley	260,000	3,506,662	100,892	4,455,391
Barbara J. Desoer	101,392	582,010	84,548	3,733,640
Liam E. McGee	177,416	1,902,181	8,553	374,610
Brian T. Moynihan	55,530	953,932	26,325	1,175,675

(1)	Value represents market value at exercise less the exercise price.
(2)	Value represents the market value of our Common Stock on the vesting date.

Outstanding Equity Awards as of December 31, 2006

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares/Units of Stock That Have Not Vested (#)	Market Value of Shares/Units of Stock That Have Not Vested ($) (1)
Kenneth D. Lewis	600,000		39.97	7/1/2008	263,697	14,078,783
		400,000	40.78	2/2/2014	251,655	13,435,860
		500,000	46.68	2/1/2015	263,770	14,082,680
		425,000	44.36	2/15/2016
Alvaro G. de Molina	180,000		35.02	2/3/2013	34,340	1,833,413
		180,000	40.78	2/2/2014	15,056	803,840
		200,000	46.68	2/1/2015	61,486	3,282,738
		180,000	44.36	2/15/2016	78,427	4,187,218
R. Eugene Taylor	100,000		24.22	1/3/2010	71,482	3,816,424
	480,000		26.64	2/1/2011	67,144	3,584,818
	500,000		30.68	2/1/2012	87,520	4,672,693
	200,000		35.02	2/3/2013
		200,000	40.78	2/2/2014
		200,000	46.68	2/1/2015
		180,000	44.36	2/15/2016
Amy Woods Brinkley	300,000		24.22	1/3/2010	76,500	4,084,335
	420,000		26.64	2/1/2011	67,784	3,618,988
	500,000		30.68	2/1/2012	76,154	4,065,862
	200,000		35.02	2/3/2013
		200,000	40.78	2/2/2014
		200,000	46.68	2/1/2015
		180,000	44.36	2/15/2016
Barbara J. Desoer	360,000		26.64	2/1/2011	72,338	3,862,126
	420,000		30.68	2/1/2012	59,245	3,163,091
	200,000		35.02	2/3/2013	77,632	4,144,772
		200,000	40.78	2/2/2014
		200,000	46.68	2/1/2015
		180,000	44.36	2/15/2016
Liam E. McGee	150,000		26.64	2/1/2011	2,400	128,136
	180,000		30.68	2/1/2012	2,962	158,141
	180,000		35.02	2/3/2013	67,144	3,584,818
	96,000	48,000	40.78	2/2/2014	77,632	4,144,772
		200,000	46.68	2/1/2015
		180,000	44.36	2/15/2016
Brian T. Moynihan	77,742		33.01	12/20/2009	26,326	1,405,545
	111,060		31.29	10/16/2010	45,581	2,433,570
	138,826		29.68	10/15/2011	79,905	4,266,128
		200,000	46.68	2/1/2015
		180,000	44.36	2/15/2016

(1)	Value represents the market value of our Common Stock on December 31, 2006 (based on closing price of $53.39 per share on December 29, 2006).

Pension Benefits. The following table provides information regarding the actuarial present value of each named executive officer’s accumulated benefits under the pension plans in which the named executive officer participates. For this purpose, in accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See Note 16 to the Notes of Consolidated Financial Statements for the 2006 fiscal year included in our Form 10-K filed on February 28, 2007.

		Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Name	Plan Name
Kenneth D. Lewis	Bank of America Pension Plan	37.33	758,117	0
	Pension Restoration Plan	37.33	3,762,836	0
	Bank of America SERP (Frozen)	15.00	44,633,348	0
Alvaro G. de Molina	Bank of America Pension Plan	17.25	168,165	0
	Pension Restoration Plan	17.25	371,013	0
	Bank of America SERP (Frozen)	13.00	3,809,962	0
R. Eugene Taylor	Bank of America Pension Plan	37.33	517,811	0
	Pension Restoration Plan	37.33	1,205,871	0
	Bank of America SERP (Frozen)	15.00	13,192,009	0
Amy Woods Brinkley	Bank of America Pension Plan	28.58	286,457	0
	Pension Restoration Plan	28.58	913,776	0
	Bank of America SERP (Frozen)	15.00	10,341,103	0
Barbara J. Desoer	Bank of America Pension Plan	29.42	400,354	0
	Pension Restoration Plan	29.42	884,663	0
	Bank of America SERP (Frozen)	15.00	8,014,120	0
Liam E. McGee	Bank of America Pension Plan	16.00	268,093	0
	Pension Restoration Plan	16.00	827,092	0
Brian T. Moynihan	Legacy Fleet Pension Plan	13.75	129,027	0
	RIAP	13.75	138,048	0
	Fleet SERP (Frozen)	12.75	4,453,095	0

(1)	The named executive officers’ years of credited service under the Bank of America SERP and the Fleet SERP differ from their years of credited service under the other pension plans and from their actual service with us because the Bank of America SERP and the Fleet SERP are frozen plans. The Bank of America SERP was frozen effective December 31, 2002, and the named executive officers’ years of credited service under the Bank of America SERP only reflect service through the date of the freeze. Similarly, Mr. Moynihan agreed to a freeze of his participation in the Fleet SERP effective December 31, 2005, and his years of credited service under the Fleet SERP therefore reflect his service only through the date of the freeze. In addition, the Bank of America SERP did not take into account more than 15 years of service in its benefit formula before it was frozen, and that limit is also reflected in the table.

The following describes the material features of the pension plans presented in the table.

Qualified Pension Plans. We sponsor The Bank of America Pension Plan (the “Bank of America Pension Plan”), a tax-qualified cash balance pension plan which is available to nearly all of our associates (subject to certain minimum service requirements), other than associates who are covered by The Bank of America Pension Plan for Legacy Fleet (the “Legacy Fleet Pension Plan”) and The Bank of America Pension Plan for Legacy MBNA. The named executive officers participate in the Bank of America Pension Plan, other than Mr. Moynihan, who participates in the Legacy Fleet Pension Plan.

Both the Bank of America Pension Plan and the Legacy Fleet Pension Plan generally express benefits as a hypothetical cash balance account established in each participant’s name. A participant’s account receives two forms of credits: “compensation credits” and “investment credits” (for the Bank of America Pension Plan) or “interest credits” (for the Legacy Fleet Pension Plan).

Compensation credits equal a percentage of a participant’s compensation. “Compensation” for this purpose includes both salary and bonus under the Bank of America Pension Plan and salary only for Mr. Moynihan under the Legacy Fleet Pension Plan (such salary and bonus as described in the Summary Compensation Table). Compensation for this purpose is subject to the compensation limit applicable to tax-qualified plans ($220,000 for 2006). The applicable compensation credit percentage ranges between 2% and 8% under the Bank of America Pension Plan and between 4% and 8.5% (or between 7% and 16% for eligible compensation in excess of the Social Security wage base) under the Legacy Fleet Pension Plan, in each case depending on the participant’s combined age and years of credited service as of the start of each plan year.

“Investment credits” under the Bank of America Pension Plan are based on the performance of certain hypothetical investment measures selected by the participant from a menu of investment measures, which correspond to the investment funds available under The Bank of America 401(k) Plan. “Interest credits” under the Legacy Fleet Pension Plan equal the yield on 1-year T-bills, subject to a minimum annual rate of 3.25%.

Under either plan, at termination of employment after having completed at least five years of service, a participant will receive the amount then credited to the participant’s cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). The participant may also choose from other optional forms of benefit, including a lump sum payment in the amount of the cash balance account.

Both plans also include certain protected minimum benefits, some of which relate to pension formulas from prior pension plans that have merged into the plans and some of which relate to the conversion to a cash balance form of plan. One of these protected minimum benefits under the Bank of America Pension Plan guarantees that the cash balance account will not be less than the opening cash balance account at conversion plus subsequent compensation credits.

Pension Restoration Plans. The named executive officers participate in the Bank of America Pension Restoration Plan (the “Pension Restoration Plan”), other than Mr. Moynihan who participates in the Retirement Income Assurance Plan for Legacy Fleet (the “RIAP”).

Both the Pension Restoration Plan and the RIAP are nonqualified deferred compensation plans that provide “make up” benefits for participants in the Bank of America Pension Plan or the Legacy Fleet Pension Plan (as applicable) whose plan benefits are reduced due to limits applicable to tax-qualified plans or due to participation in other nonqualified deferred compensation plans. However, since 2005, no benefits are accrued on a combined basis under the Bank of America Pension Plan and the Pension Restoration Plan, or under the Legacy Fleet Pension Plan and the RIAP, on any compensation for the year in excess of $250,000.

Under either plan, at termination of employment after having completed at least five years of service, a participant will receive the amount then credited to the participant’s Pension Restoration Plan or RIAP account, as applicable. As part of a design change to satisfy new federal tax laws affecting nonqualified deferred compensation plans, participants in the Pension Restoration Plan were given a one-time opportunity during 2006 to elect the form of payment as either a lump sum or annual installments over a period of up to 10 years, and were also allowed to elect the timing of payment to be either the year following termination of employment or any later year, not to exceed the year in which the participant reaches age 75. Participants in the RIAP with a benefit earned or vested after December 31, 2004 also were given a similar one-time opportunity during 2006 to elect the form and timing of payment of RIAP benefits earned and vested after December 31, 2004. Participants may make a separate payment election for RIAP benefits earned and vested on or before December 31, 2004 based on the provisions of the RIAP as in effect on December 31, 2004. Pension Restoration Plan and RIAP participants may change their payment elections in limited circumstances.

Frozen SERPs. Messrs. Lewis, de Molina and Taylor, Ms. Brinkley and Ms. Desoer participate in the Bank of America SERP, and Mr. Moynihan participates in the Fleet SERP. Consistent with our pay-for-performance mandate, the Bank of America SERP was frozen effective December 31, 2002, and Mr. Moynihan agreed to a freeze of his participation in the Fleet SERP effective December 31, 2005. As a result, no further benefits accrue under either the Bank of America SERP or the Fleet SERP for any named executive officer.

Prior to being frozen, each SERP provided a target retirement benefit expressed as a percentage of final average compensation, offset by benefits from the applicable tax-qualified pension plan and pension restoration plan and, in the case of the Bank of America SERP, offset by Social Security. The frozen SERP benefits are expressed as an annual annuity commencing at age 60. The annuity is a joint and 75% survivor annuity, except for Mr. de Molina it is a joint and 66-2/3% survivor annuity.

The frozen annuity benefit is actuarially reduced for commencement prior to age 60 or actuarially increased for commencement after age 60. Actuarially equivalent lump sum and installment payment options may also be elected. Actuarial equivalency under the Bank of America SERP is based on the actuarial assumptions that were in effect under the Bank of America Pension Plan for 2002, the year that SERP was frozen. Likewise, actuarial equivalency under the Fleet SERP is based on the actuarial assumptions that were in effect under the Legacy Fleet Pension Plan for 2005, the year that SERP was frozen.

Nonqualified Deferred Compensation. The following table shows information about the participation by each named executive officer in our nonqualified deferred compensation plans:

Name	Executive Contributions in 2006 ($) (1)	Registrant Contributions in 2006 ($) (2)	Aggregate Earnings in 2006 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at December 31, 2006 ($) (3)
Kenneth D. Lewis	0	60,400	5,753,070	1,276,104	33,868,031
Alvaro G. de Molina	333,800	52,000	146,760	0	1,109,320
R. Eugene Taylor	5,857	52,000	148,040	0	2,566,717
Amy Woods Brinkley	715,000	52,000	531,289	0	4,703,542
Barbara J. Desoer	5,857	52,000	1,510,293	0	13,585,381
Liam E. McGee	5,857	58,300	4,413	0	71,176
Brian T. Moynihan	34,000	2,000	90,066	0	886,823

(1)	Amounts in this column represent executive officer elective deferrals credited during 2006 under the Bank of America 401(k) Restoration Plan, comprised of the deferred portion of: (i) base salary otherwise payable in 2006; and (ii) the cash incentive award otherwise payable in February 2006 related to 2005 performance.

(2)	Amounts in this column represent matching contributions credited during 2006 under the Bank of America 401(k) Restoration Plan, which were determined based on 2005 deferrals. This is different from the amount of matching contributions reported in the Summary Compensation Table for 2006, which represents the aggregate matching contributions credited under our qualified and nonqualified 401(k) plans based on 2006 deferrals.

(3)	The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for the current or prior years:

Name	Amount of 2006 Contributions and Earnings Reported as Compensation in 2006 Summary Compensation Table ($)	Amounts in “Aggregate Balance at December 31, 2006” Column Reported as Compensation in Summary Compensation Tables for Prior Years
Kenneth D. Lewis	0	22,414,150
Alvaro G. de Molina	28,800	62,500
R. Eugene Taylor	5,857	968,666
Amy Woods Brinkley	105,000	2,350,200
Barbara J. Desoer	5,857	6,904,792
Liam E. McGee	5,857	62,300
Brian T. Moynihan	54,695	99,032

The following describes the material features of our nonqualified deferred compensation plans in which the named executive officers participate.

401(k) Restoration Plan. The named executive officers participate in the Bank of America 401(k) Restoration Plan (the “401(k) Restoration Plan”). The 401(k) Restoration Plan is available to our associates with annual cash compensation of $150,000 or more.

The 401(k) Restoration Plan is a nonqualified retirement savings plan that provides “make up” benefits for participants in The Bank of America 401(k) Plan or The Bank of America 401(k) Plan for Legacy Fleet and MBNA (the “401(k) Plans”) whose contributions are adversely affected due to limits applicable to tax-qualified plans.

Under the plan, participants may defer up to 30% of base salary after reaching the 401(k) Plans’ limits and up to 90% of commissions and most cash incentives. Participants who have completed at least 12 months of service are also eligible for a matching contribution. We match 100% of the first 5% of participant deferrals. However, for 2006, no matching contributions were made on a combined basis under the 401(k) Plans and the 401(k) Restoration Plan on any compensation for the year in excess of $250,000, resulting in a maximum matching contribution on a combined basis of $12,500.

Accounts under the 401(k) Restoration Plan are adjusted for investment gains and losses based on the performance of certain hypothetical investment choices selected by the participant. These investment choices are the same investment choices available under the 401(k) Plans. Participants may change their investment elections at any time under the same rules that apply under the 401(k) Plans.

When participants make their deferral elections for a year, they also elect how those deferrals will ultimately be paid. Participants may elect a lump sum or installments of up to 10 years, and the timing may be the year following termination of employment or any other year, before or after termination of employment, as specified by the participant, but not beyond the year the participant turns age 75. As a result, planned in-service distributions are available. A separate distribution election is made for matching contributions, but payment for these amounts cannot begin before termination of employment. Changes to payment elections are permitted in limited circumstances. Participants may also request unplanned in-service distributions in limited emergency situations.

Deferred Compensation Plan. Mr. Lewis and Mr. Taylor also participate in the NationsBank Corporation and Designated Subsidiaries Deferred Compensation Plan for Key Employees (the “Deferred Compensation Plan”) which was established as of November 1, 1985. Each of these named executive officers deferred compensation under the Deferred Compensation Plan during the period from 1985 through 1989, but no compensation has been deferred by the named executives officers under the Deferred Compensation Plan since 1989.

Under the Deferred Compensation Plan, a participant receives his prior deferrals, along with interest, following his termination of employment. The annual rate of interest depends on the participant’s age and years of service at termination and will be approximately 13% (in the case of normal retirement or “special” early retirement), 11% (in the case of “regular” early retirement) or 8% (in the case of termination prior to “regular” early retirement). For these purposes, normal retirement means termination of employment following attainment of age 62, “special” early retirement means termination of employment following attainment of age 55 with 20 years of service; and

“regular” early retirement means termination of employment following attainment of age 50 with 15 years of service. In addition, the designated beneficiary of a participant who dies while in service receives a benefit equal to the participant’s “regular” early retirement benefit (or the participant’s “special” early retirement benefit or normal retirement benefit to which the participant may have been entitled at the time of death). As a result, the designated beneficiary of a participant who dies prior to eligibility for “regular” early retirement may, in effect, receive a return on the participant’s deferrals that is greater than an 11% annual rate.

Payments under the Deferred Compensation Plan are generally made over a period of 15 years following retirement or death, but they are made in a single payment following termination of employment before eligibility for “regular” early retirement. Participants may also request unplanned in-service distributions in limited emergency situations.

FleetBoston Financial Corporation Executive Deferred Compensation Plan No. 2. Mr. Moynihan also participates in the FleetBoston Financial Corporation Executive Deferred Compensation Plan No. 2 (the “Fleet Deferred Compensation Plan”), which is a nonqualified retirement savings plan intended to provide eligible associates with the ability to defer receipt of certain types of compensation. Mr. Moynihan deferred incentive awards under this plan during the period from 1994 to 1997. No deferrals have been permitted under this plan since 2002.

Deferrals made under the plan before 1998 are credited with interest at an annual rate of 12%. Under the terms of the plan, as a result of the FleetBoston acquisition, we can not amend the plan to change this rate. Deferrals made under the plan between 1998 and 2001 are credited with interest at an annual rate of 4%, and deferrals made under the plan in 2002 receive interest based on the return for one-year Treasury bills.

Benefits are payable in a lump sum or annual installments of up to 15 years commencing in the year of employment termination or any later year as elected by the participant, but not beyond the year the participant turns age 65. Participants may change the time or form of payment with an election made at least 12 months before their employment ends. Participants were able to schedule an in-service payment at the time deferrals elections were originally made. Participants may also request unplanned in-service distributions in limited emergency situations, and in-service withdrawals in the absence of hardship also are permitted subject to a withdrawal penalty.

FleetBoston Financial Corporation Executive Supplemental Plan. Mr. Moynihan also participates in the FleetBoston Financial Corporation Executive Supplemental Plan (the “ESP”). Similar to the 401(k) Restoration Plan, the ESP provided “make up” benefits for certain participants in The Bank of America 401(k) Plan for Legacy Fleet and MBNA whose contributions were adversely affected due to limits applicable to tax-qualified plans. However, no contributions have been made to the ESP since December 31, 2004.

Accounts under the ESP are adjusted for investment gains and losses based on the performance of four hypothetical investment choices selected by the participant. Participants may change their investment elections at any time under the same rules that apply under the 401(k) Plans.

Benefits are payable in a lump sum or annual installments of up to 15 years commencing in the year of employment termination or any later year as elected by the participant, but not beyond the year the participant turns age 65. However, participants younger than age 55 may not elect installments. Participants may change the time or form of payment with an election made at least 12 months before their employment ends. Participants may also request unplanned in-service distributions in limited emergency situations.

1999 Restricted Stock Grant to Mr. Lewis. We granted Mr. Lewis an award of 600,000 restricted stock units on July 1, 1999 which became vested on July 1, 2004. Under the terms of this award, the units are payable commencing on or about January 31 of the year following the year Mr. Lewis terminates employment with us. The units are payable in the form of shares of our Common Stock, with one share payable for each unit. Mr. Lewis may elect at any time up to 12 months before his employment termination date to have the units paid in a single payment or annual installments over five or ten years. Until the units are paid, Mr. Lewis receives cash dividend equivalents at the same time and in the same amount as if the units were issued and outstanding shares of our Common Stock.

Post-Employment Benefits. None of our executive officers have employment, severance or change in control agreements with us. Consequently, none of our executive officers have any right to cash severance of any kind under any circumstances. In addition, under our policy regarding executive severance agreements, we will not enter into employment or severance agreements with our named executive officers that provide severance benefits exceeding two times base salary and bonus, unless the agreement has been approved by our stockholders.

Our restricted stock and stock option awards include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination. For awards granted in 2006 or later, the awards include provisions that may permit the continued vesting of the award per the original vesting schedule if the executive does not go to work for a named competitor during the original vesting period and annually provides us with a written certification that he or she is in compliance with this requirement. This provision applies if the associate meets the “Rule of 60” at the date of termination. Rule of 60 is met when an associate has at least 10 years of vesting service under our pension plan in which he or she participates and his or her age and years of service add up to at least 60. Currently, each of the executive officers meets the Rule of 60.

The following chart shows the value of restricted stock and stock option awards that would have become vested or forfeited, or that could have continued to vest subject to the non-compete requirement, for a termination of employment as of December 31, 2006. For this purpose, restricted stock awards were valued at our closing price as of December 31, 2006, and stock options were valued as the difference between our closing price as of that date and the applicable exercise price of the stock options.

Name	Termination For Cause	Death or Disability; Termination Due to Workforce Reduction/ Divestiture; Change in Control	Any Other Involuntary Termination Without Cause			Voluntary Termination
	Forfeit	Immediate Vesting	Immediate Vesting	Continued Vesting, Subject to Non Compete	Forfeit	Immediate Vesting	Continued Vesting, Subject to Non Compete	Forfeit
Kenneth D. Lewis	53,834,074	53,834,074	35,917,541	17,916,533	0	35,917,541	17,916,533	0
Alvaro G. de Molina	15,344,408	15,344,408	6,458,150	5,812,618	3,073,640	4,624,738	5,812,618	4,907,052
R. Eugene Taylor	17,563,335	17,563,335	11,265,242	6,298,093	0	11,265,242	6,298,093	0
Amy Woods Brinkley	17,258,585	17,258,585	11,567,323	5,691,262	0	11,567,323	5,691,262	0
Barbara J. Desoer	16,659,388	16,659,388	10,889,216	5,770,172	0	10,889,216	5,770,172	0
Liam E. McGee	11,588,547	11,588,547	5,084,959	5,770,172	733,416	4,926,818	5,770,172	891,557
Brian T. Moynihan	11,072,643	11,072,643	5,181,115	5,891,528	0	5,181,115	5,891,528	0

Following termination of employment, our executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under our various plans in which they participate. The value of those benefits as of December 31, 2006 are set forth in the sections above entitled “Pension Benefits” and “Nonqualified Deferred Compensation.” There are no special or enhanced benefits under those plans for our executive officers, and all of our executive officers are fully vested in those benefits.

Mr. Lewis also has death benefit coverage under a split-dollar life insurance policy. No premiums have been paid under this policy since 2001. Death benefits are payable upon the death of both Mr. Lewis and his wife. At that time, we will recover the total premiums we paid for the policy, and the remaining death benefit will be payable to Mr. Lewis’s designated beneficiary. This policy continues in effect after his termination of employment. As of December 31, 2006, the amount of the death benefit payable to Mr. Lewis’s beneficiary was $10,317,728.

Any associate who is a former NationsBank associate and who was hired before January 1, 2000, is eligible for an annual supplement to help cover the cost of retiree medical benefits if he or she meets the “Rule of 75” at termination. The amount of this supplement equals $30 per year of service. An associate meets the Rule of 75 if he or she retires after age 50, with at least 15 years of vesting service under our pension plan, and with a combined age and years of service of 75 or more. As of the end of the last fiscal year, the only executive officers eligible for these benefits are Mr. Lewis, Mr. Taylor and Ms. Brinkley. The amount of the annual retiree medical benefit supplement for these three executives based on their years of service through December 31, 2006 is $1,100 for Mr. Lewis and Mr. Taylor and $840 for Ms. Brinkley. This benefit continues at a 50% rate for the life of the surviving spouse.

Also, eligible associates hired before January 1, 2006 who meet the Rule of 75 when they terminate receive $5,000 of retiree life insurance coverage. As of the end of the last fiscal year, Mr. Lewis, Mr. Taylor, Ms. Brinkley and Ms. Desoer would each have qualified for this benefit.

We make financial planning and tax preparation services available to our executive officers during their employment with us. This benefit continues through the end of the year in which they cease employment, including preparation of that year’s tax return. However, in the case of a termination for cause, the benefit stops immediately.

Finally, Mr. Moynihan entered into an employment agreement with us in connection with our acquisition of FleetBoston Financial Corporation in 2004, but at Mr. Moynihan’s request that employment agreement was canceled in 2005. In addition to the right to certain severance benefits, the employment agreement included protection against any “golden parachute” excise taxes that could potentially be triggered as a result of the FleetBoston transaction. Although Mr. Moynihan surrendered the right to claim any severance benefits under the employment agreement when it was canceled, he retained this excise tax protection. Had Mr. Moynihan’s employment been terminated at December 31, 2006 (other than an involuntary termination for cause), we estimate that he would have been eligible to receive a tax gross-up of about $3.5 million to cover these “golden parachute” excise taxes. However, we believe that no such tax gross-up would be required for any termination of employment by Mr. Moynihan after 2007.

Compensation Committee Interlocks and Insider Participation

Mr. Fulton, Mr. Ryan, Mr. Sloan and Mrs. Spangler currently serve on the Compensation Committee. None of these individuals is or has been an officer or associate of the Corporation.

Certain Transactions

A number of our directors and executive officers and certain business organizations and individuals associated with them have been customers of our banking subsidiaries. All extensions of credit to these persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

We have adopted written policies to implement the requirements of Regulation O of the Federal Reserve Board, which restricts the extension of credit to directors and executive officers and their family members and other related interests. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by the board of directors of the appropriate subsidiary bank. We have not adopted any written policies with respect to other transactions involving the Corporation in which a director or executive officer or immediate family member may have a direct or indirect material interest. Such transactions are reported initially to the Corporate Secretary in response to an annual written questionnaire process, or by the persons involved in such transactions on an ad hoc basis. The Corporate Secretary annually prepares a report on such transactions for review by the Board, at which time the Board determines whether or not to approve or ratify such transactions.

Audit Committee Report

The Audit Committee currently consists of five members of the Board, each of whom is independent under the NYSE listing standards, the Director Independence Categorical Standards and SEC rules and regulations applicable to audit committees. The Board has adopted, and annually reviews, an Audit Committee charter. The charter specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities.

The Audit Committee has reviewed and discussed the Corporation’s December 31, 2006 audited financial statements with management and with PricewaterhouseCoopers LLP, the Corporation’s independent registered public accounting firm (“PwC”). The Audit Committee also has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications).

The Audit Committee also has received from PwC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PwC their independence from the Corporation. The Audit Committee also has considered whether the provision of non-audit services to the Corporation is compatible with PwC’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the December 31, 2006 audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by the Audit Committee of the Board:

Thomas J. May, Chairman

William Barnet, III

John T. Collins

Tommy Franks

Walter E. Massey

ITEM 2: RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PwC as the independent registered public accounting firm to audit the books of the Corporation and its subsidiaries for the year ending December 31, 2007, to report on the consolidated statement of financial position and related statement of earnings of the Corporation and its subsidiaries, and to perform such other appropriate accounting services as may be required by the Board. The Board recommends that the stockholders vote in favor of ratifying the selection of PwC for the purposes set forth above. If the stockholders do not ratify the selection of PwC, the Audit Committee will consider a change in auditors for the next year.

PwC has advised the Audit Committee that they are independent accountants with respect to the Corporation, within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Independence Standards Board and federal securities laws administered by the SEC. Representatives of PwC will be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions.

Fees to Independent Registered Public Accounting Firm for 2006 and 2005

The following is a summary of the fees billed to us by PwC for professional services rendered for 2006 and 2005:

	2006	2005
	(in millions)
Audit Fees	$36.8	$27.4
Audit-Related Fees	$7.2	$6.7
Tax Fees	$15.0	$13.5
All Other Fees	$1.2	$0.2

Total Fees	$60.2	$47.8

The 2005 fees do not include fees paid by MBNA Corporation to its independent registered public accounting firm. We acquired MBNA Corporation on January 1, 2006.

Audit Fees. Audit fees consist of fees billed by PwC related to the audit of our consolidated financial statements, the audit of statutory and subsidiary financial statements, the issuance of comfort letters and SEC consents.

Audit-Related Fees. Audit-related fees consist of fees billed by PwC for other audit and attest services, financial accounting, reporting and compliance matters, risk and controls review and transaction and due diligence services.

Tax Fees. Tax fees consist of fees billed by PwC for tax compliance, advisory and planning services.

All Other Fees. All other fees consist of fees billed by PwC for financial advisory, litigation assistance and human resource advisory work.

Pre-approval Policies and Procedures

Under the Audit Committee’s pre-approval policies and procedures, the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. The Audit Committee pre-approves a list of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. The list of pre-approved services is divided into four categories: audit services, audit-related services, tax services and all other services. In addition, the Audit Committee sets pre-approved fee levels for each of these listed services. Any type of service that is not included on the list of pre-approved services must be specifically approved by the Audit Committee or its designee. Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded will also require specific pre-approval by the Audit Committee or its designee.

The Audit Committee has delegated pre-approval authority to the Audit Committee chair, and any pre-approved actions by the Audit Committee chair as designee are reported to the Audit Committee for approval at its next scheduled meeting.

All of the fees paid to PwC in 2006 were pre-approved by the Audit Committee, and there were no services for which the de minimus exception permitted in certain circumstances under SEC rules was utilized.

The Board recommends a vote “FOR” ratifying the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2007 (Item 2 on the proxy card).

ITEMS 3 THRU 5: STOCKHOLDER PROPOSALS

We received the stockholder proposals set forth below in Items 3 thru 5. For the reasons set forth after each of these proposals, the Board recommends a vote “AGAINST” Items 3 thru 5.

ITEM 3: STOCKHOLDER PROPOSAL REGARDING STOCK OPTIONS

We received the following stockholder proposal from Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037. As of the record date for the Annual Meeting, Mrs. Davis beneficially owned 1,720 shares of Common Stock.

RESOLVED: “That the Board of Directors take the necessary steps so that NO future NEW stock options are awarded to ANYONE, nor that any current stock options are repriced or renewed (unless there was a contract to do so on some).”

Stockholder’s Statement Supporting Item 3:

REASONS: “Stock option awards have gone out of hand in recent years, and some analysts MIGHT inflate earnings estimates, because earnings affect stock prices and stock options.”

There are other ways to “reward” executives and other employees, including giving them actual STOCK instead of options.

Recent scandals involving CERTAIN financial institutions have pointed out how analysts CAN manipulate earnings estimates and stock prices.

“If you AGREE, please vote YOUR proxy FOR this resolution.”

The Board recommends a vote “AGAINST” Item 3 for the following reasons:

The Board believes that this proposal, which calls for a complete ban on any future stock option grants to our associates, is unduly restrictive and extreme.

While many commentators have criticized the granting of excessive stock options generally, few have sought to ban them entirely. The proponent’s total prohibition on such grants to associates deprives us of needed flexibility in designing effective incentive compensation programs. When used appropriately, as the Board believes they are at the Corporation, stock options can provide effective incentives to align the interests of its key associates with those of its stockholders.

In recent years we have taken a series of steps to further align our stock-related programs with the interests of stockholders.

•	We adopted stock option expense accounting beginning with our 2003 grants, two years earlier than required.

•	We have been a leader in the shift from stock options to restricted stock as part of a balanced approach to stock compensation.

•

Our Key Associate Stock Plan which was most recently approved by stockholders in April 2006, includes a minimum three-year pro rata vesting schedule for awards. Grants of stock options to executive officers and other members of senior management do not vest until the end of the third year after the grant date. Stock option grants to executive officers and other members of senior management have also included a requirement to hold the shares received upon exercise (net of any shares sold to satisfy withholding taxes) for three years and one year, respectively, after exercise.

•

The Key Associate Stock Plan does not permit the use of discounted stock options or stock appreciation rights, the use of dividend equivalents on stock options or stock option appreciation rights, or the use of reload options.

•	The Key Associate Stock Plan specifically prohibits the re-pricing of stock options or stock appreciation rights without stockholder approval.

•	The Key Associate Stock Plan limits the ability of the Compensation Committee to accelerate vesting or waive restrictions on awards.

Attracting, retaining and providing appropriate incentives to talented associates are in the best interests of stockholders. The proponent’s complete prohibition deprives the Board of any ability to incorporate stock options as part of a balanced and effective incentive compensation program.

ITEM 4: STOCKHOLDER PROPOSAL REGARDING THE NUMBER OF DIRECTORS

We received the following stockholder proposal from Mr. Joe D. Ramsey, Jr., 224 Lodge Road, Fort Mill, SC 29715. As of the record date for the Annual Meeting, Mr. Ramsey beneficially owned 10,000 shares of Common Stock.

RESOLVED: That the shareholders of Bank of America Corporation hereby request that the Board of Directors amend the company’s governance documents to establish that the Board of Directors is to consist of nine members. This amendment would become effective for the election of Directors at the 2008 annual Shareholder’s meeting.

Stockholder’s Statement Supporting Item 4:

The Board of Directors has grown to 17 members. Part of this growth has been the addition of Directors each time another company has been acquired. An effective board could consist of no more than nine directors.

A reduction in the number of Board members will result in an annual savings in excess of two million dollars per year.

The Board recommends a vote “AGAINST” Item 4 for the following reasons:

The Proposal calls for us to reduce the size of the Board of Directors to nine. Currently, our Bylaws set the size of the Board between five and 30. Following the Annual Meeting, the size of the Board will be 17. The Board believes that the size of the Board should not be set at one specific number, but should be determined by the Board as needs dictate within the limits established by the Bylaws.

The Proponent does not provide any support for his proposal to reduce the size of the Board, or why nine is the appropriate number. His primary argument appears to be cost savings. The Board believes that the relatively immaterial cost of the additional directors is substantially outweighed by the benefit of providing an adequate number of directors to oversee the operations of such a large and complex organization as the Corporation. We are one of the world’s largest financial institutions and offer a full range of banking, investment, cash management, financing, wealth management and other financial services and products. We serve clients in 175 countries and have business relationships with 98% of the U.S. Fortune 500 companies and 80% of the Global Fortune 500 companies. A wide range of skills and experiences are needed on a board that oversees an organization of this size and scope.

Most of the Board’s work is done at the committee level. The Board has four key committees: Asset Quality, Audit, Compensation and Corporate Governance. Each of those committees requires a substantial time commitment of its members in terms of meeting preparation and participation at meetings. In addition, the Audit Committee requires Audit Committee Financial Experts, and the Audit, Compensation and Corporate Governance Committees require independent directors. Nine directors would simply not be enough to meet the Board’s oversight responsibilities and regulatory requirements.

The Proposal also ignores the Board’s efforts to diversify its membership in terms of gender, ethnicity and geography. Limiting the membership to nine will make those objectives much more difficult to achieve.

The Board strongly believes that the flexibility provided in the Bylaws in terms of the size of its membership is critical to maintaining a strong and effective board. This flexibility allows the Board to adequately staff its membership with the appropriate expertise and experience, recruit new directors with the desired talent and skills when they become available, and achieve its diversity goals.

ITEM 5: STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN

We received the following stockholder proposal from Mr. Nick Rossi, P.O. Box 249, Boonville, Calif. 95415. As of the record date for the Annual Meeting, Mr. Rossi beneficially owned 600 shares of Common Stock.

5- Separate the Roles of CEO and Chairman

RESOLVED: Shareholders request that our Board establish a rule (firmly specified in our charter or bylaws if feasible) of separating the roles of our CEO and Board Chairman, so that an independent director who has not served as an executive officer of our Company, serve as our Chairman whenever possible.

This proposal gives our company an opportunity to follow SEC Staff Legal Bulletin 14C to cure a Chairman’s non-independence. This proposal shall not apply to the extent that compliance would necessarily breach any contractual obligations in effect at the time of the 2007 shareholder meeting.

The primary purpose of our Chairman and Board of Directors is to protect shareholders’ interests by providing independent oversight of management, including our Chief Executive Officer. Separating the roles of CEO and Chairman can promote greater management accountability to shareholders and lead to a more objective evaluation of our CEO.

Stockholder’s Statement Supporting Item 5:

It is important to take one step forward and support this one proposal to improve our corporate governance since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•	The Corporate Library, http://www.thecorporatelibrary.com/ an independent investment research firm rated our company:

“D” in Corporate Governance.

“High Concern” in Executive Pay – $19 million for CEO pay in a year.

“High Concern” in Accounting.

“High” in Overall Governance Risk Assessment.

•	We had no Independent Chairman or Lead Director – Independent oversight concern.

•	Cumulative voting was not allowed.

•	With 7 active CEOs there were too many CEOs on our board. Active CEOs are often over-committed and may not be optimally independent of management’s views.

•	We had 18 directors – Unwieldy board concern and potential CEO dominance.

•	Three directors had potentially compromising non-director links to our company – Independence concern.

•	Four of our directors had 18 to 24 years tenure each – Independence concern.

•

Three directors were designated as “Accelerated Vesting” directors by The Corporate Library due to their involvement with a board that accelerated the vesting of stock options just prior to implementation of FAS 123R policies in order to avoid recognizing the related expense – which is now required:

1) Ms. Ward, who also chairs our Audit Committee.

2) Mr. Gifford

3) Mr. Mitchell

•	Three directors served on boards rated D by the Corporate Library:

1) Ms. Ward	Equifax (EFX)	D-rated
2) Mr. Gifford	CBS (CBS)	D-rated
3) Mr. Ryan	CVS(CVS)	D-rated

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes to:

Separate the Roles of CEO and Chairman

Yes on 5

The Board recommends a vote “AGAINST” Item 5 for the following reasons:

The Board has considered this proposal and believes its adoption is unnecessary and not in the best interests of the Corporation and its shareholders.

Our bylaws and Corporate Governance Guidelines already permit the roles of Chairman and Chief Executive Officer (CEO) to be filled by different individuals. The Board deliberates and decides, each time it selects a CEO, whether the roles should be combined or separate, based upon our needs at that time. The Board believes that we are currently best served by having Mr. Lewis assume both responsibilities.

The Board strongly believes that the decision of who should serve in these roles, and whether the roles should be combined, is the responsibility of the Board. The decision should not be dictated by abstract, philosophical considerations that assume all corporations are the same, that are hotly disputed by corporate governance experts and can cause more harm than good.

The Board believes that there is already substantial independent oversight of management:

•

We have a Lead Director. In April 2006, the Board amended its Corporate Governance Guidelines to provide for an independent Lead Director with clearly defined leadership authority and responsibilities. The Lead Director chairs meetings of the non-management directors, approves board meeting agendas, has the authority to call meetings of the independent directors and serves as a liaison with our Chairman and Chief Executive Officer. The Lead Director also provides an important communications link between the other independent directors and our stockholders.

•

We have a substantial majority of Independent Directors. Thirteen out of the seventeen director nominees are independent as defined by the New York Stock Exchange Listing Standards, the Sarbanes-Oxley Act and our Director Independence Categorical Standards (collectively, the “Independence Standards”). Mr. Tillman is not deemed independent because, while he was the CEO of Lowe’s Companies, Inc., Mr. Lewis was a member of the Lowe’s Compensation Committee. Mr. Lewis resigned from the Lowe’s Board in 2004. Mr. Bramble is not deemed to be independent because he was an executive officer of MBNA Corporation before we acquired it. Mr. Gifford is not deemed independent because he is our former Chairman.

•

Our key Committees are composed of Independent Directors. The Audit, Compensation and Corporate Governance Committees are each composed solely of independent directors. The Asset Quality Committee and Executive Committee are each composed of a majority of independent directors and are chaired by independent directors.

•

Non-Management and Independent Directors meet regularly. At each regularly scheduled Board meeting, the non-management directors meet in an executive session without the management directors. Non-management director executive sessions are chaired by the Lead Director. If the group of non-management directors includes any directors who are not independent as defined by the Independence Standards, the independent directors meet in executive session at least annually.

In summary, the Board opposes this proposal because it eliminates the Board’s ability to exercise its business judgment and select a chairman based on our particular needs at such time and because the Board believes we already receive substantial oversight from our independent directors.

PROPOSALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

If you would like to have a proposal considered for inclusion in the proxy statement for the 2008 Annual Meeting, you must submit your proposal no later than November 19, 2007.

If you wish to submit a proposal for consideration at the 2008 Annual Meeting, but which will not be included in the proxy statement for such meeting, you must submit your proposal no earlier than November 19, 2007 and no later than January 3, 2008.

You must submit proposals in writing to the attention of the Corporate Secretary at the following address: Bank of America Corporation, Attention: Corporate Secretary, 101 South Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255.

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Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Proxies submitted by the Internet or telephone must be received before the Meeting on April 25, 2007. Voting control details are located on the shaded bar below. Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. Vote by Internet

Log on to the Internet and go to www.investorvote.com/bac

Follow the steps outlined on the secured website.

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. If you are calling outside the United States and Canada dial 1-781-575-2300.

Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – E ON BOTH SIDES OF THIS CARD.

A Election of Directors — The Board of Directors recommends a vote FOR the election of the following director nominees:

1. Nominees     01 - William Barnet, III     02 - Frank P. Bramble, Sr.     03 - John T. Collins    04 - Gary L. Countryman    05 - Tommy R. Franks    06 - Charles K. Gifford

For Against Abstain

07 - W. Steven Jones     08 - Kenneth D. Lewis     09 - Monica C. Lozano     10 - Walter E. Massey     11 - Thomas J. May    12 - Patricia E. Mitchell

For Against Abstain

13 - Thomas M. Ryan     14 - O. Temple Sloan, Jr.     15 - Meredith R. Spangler     16 - Robert L. Tillman     17 - Jackie M. Ward

For Against Abstain

B Management Proposals — The Board of Directors recommends a vote FOR the following proposal:

For Against Abstain    +

2. Ratification of the independent registered public accounting firm for 2007

C Stockholder Proposals — The Board of Directors recommends a vote AGAINST the following proposals:

For Against Abstain 3. Stockholder Proposal - Stock Options 4. Stockholder Proposal - Number of Directors

5. Stockholder Proposal - Independent Board Chairman

For Against Abstain

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2007 Annual Meeting of Stockholders Admission Ticket

Time: Wednesday, April 25, 2007 10:00 am (local time) Place: Belk Theater of the North Carolina Blumenthal Performing Arts Center, Charlotte, North Carolina Webcast: Live on the Internet at http://investor.bankofamerica.com Instructions appear on the Internet site one week prior to the meeting. Admission: Valid admission ticket and picture identification required.

Attention Internet Users!

You can now access your stockholder information on the following secure Internet site: http://www.computershare.com/bac Step 1: Register (1st time users only) Click the word “Register” at the top, right hand corner of the screen and follow the instructions.

Step 2: Log In (Returning users) Enter your User ID and Password and click the Login button.

Step 3: Select information

Once you login, your account details will appear. The navigation bar on the left side lists the different pages which shareholders may inquire, manage and transact on their accounts.

Once you establish a password, you can view your account details and perform multiple transactions such as:

View account status     Request dividend check replacement     View recent account activity     Change your dividend election     View tax information     Sell book-entry shares     Print duplicate tax forms     View stock price information  Change your address

If you wish to receive future meeting materials and stockholder communications electronically, please enroll at http://www.computershare.com/bac for secure online access to your proxy materials, statements, tax documents and other stockholder correspondence. If you are not an Internet user and wish to contact Bank of America, you may use one of the following methods: Call: 1-800-642-9855 Write: Bank of America P.O. Box 43078 Providence, RI 02940-3078

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy/Voting Instructions

This Proxy is Solicited on Behalf of the Board of Directors + Annual Meeting of Stockholders to be held on April 25, 2007

You, the undersigned stockholder, appoint each of Jeffrey J. Brown and Beverly B. Ladley, your attorney and proxy, with full power of substitution, on your behalf and with all powers you would possess if personally present, to vote all shares of Common Stock or 7% Cumulative Redeemable Preferred Stock, Series B, of Bank of America Corporation that you would be entitled to vote at the Annual Meeting of Stockholders to be held in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina on Wednesday, April 25, 2007, at 10:00 a.m. (local time). The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

Bank of America associates. If you are a participant in The Bank of America 401(k) Plan or The Bank of America 401(k) Plan for Legacy Fleet and MBNA and your account has investments in shares of Common Stock, you must provide voting instructions to the plan trustees (either via proxy card or by Internet or telephone) in order for your shares to be voted as you instruct. If no voting instructions are received, your shares will not be voted. Your voting instructions will be held in strict confidence.

D Non-Voting Items

Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.

E Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as name(s) appears hereon. Give full title if you are signing for a corporation, partnership or other entity, or as attorney, administrator, executor, guardian, trustee or in any other representative capacity.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – E ON BOTH SIDES OF THIS CARD.

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